                                                                   EXHIBIT 10.12

                         RECEIVABLES PURCHASE AGREEMENT

                          DATED AS OF AUGUST 20, 1996

                                     AMONG

                           TERRA FUNDING CORPORATION

                                   AS SELLER
                                   ---------

                              TERRA CAPITAL, INC.

                              AS INITIAL SERVICER
                              -------------------

                                      AND

           THE FINANCIAL INSTITUTIONS PARTY HERETO FROM TIME TO TIME

                                 AS PURCHASERS
                                 -------------

                                      AND

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                            AS ADMINISTRATIVE AGENT
                            -----------------------

                                TABLE OF CONTENTS

  Section                                                        Page
  -------                                                        ----
                                   ARTICLE I

               THE COMMITMENT.........................................  2

SECTION 1.01.  Commitment.............................................  2
SECTION 1.02.  Commitment Termination Date............................  2
SECTION 1.03.  Purchase and Reinvestment Limits.......................  3
SECTION 1.04.  Making Purchases from Seller...........................  3
SECTION 1.05.  Voluntary Termination of Commitment or Reduction
               of Purchase Limit......................................  4
SECTION 1.06.  Continuation/Conversion; Investment Multiples..........  4
SECTION 1.07.  Limitation of Ownership Interest.......................  5
SECTION 1.08.  Assignment.............................................  5

                                   ARTICLE II

               UNDIVIDED INTEREST AND PURCHASERS' SHARE...............  6

SECTION 2.01.  Undivided Interest.....................................  6
SECTION 2.02.  Frequency of Computation of Undivided Interest.........  7
SECTION 2.03.  Purchasers' Investment.................................  8
SECTION 2.04.  Discount Factor........................................  8
SECTION 2.05.  Earned Discount........................................  8
SECTION 2.06.  Run Off Discount.......................................  9
SECTION 2.07.  Servicer's Fee Reserve.................................  9
SECTION 2.08.  Certain Definitions.................................... 10
SECTION 2.09.  Purchasers' Share...................................... 12
SECTION 2.10.  Loss Reserve........................................... 12
SECTION 2.11.  Dilution Reserve....................................... 13

                                  ARTICLE III

               SETTLEMENTS............................................ 13

SECTION 3.01.  Non-Run Off Settlement Procedures for
                Collections........................................... 13
SECTION 3.02.  Run Off Settlement Procedures for Collections.......... 15
SECTION 3.03.  General Settlement Procedures; Reduction of
               Purchasers' Investment................................. 16
SECTION 3.04.  Reporting.............................................. 18
SECTION 3.05.  Payments and Computations, Etc......................... 19
SECTION 3.06.  Treatment of Collections and Deemed Collections........ 20
SECTION 3.07.  Repurchases for Administrative Convenience............. 20

                                   ARTICLE IV

               FEES AND YIELD PROTECTION.............................. 21

SECTION 4.01.  Fees................................................... 21
SECTION 4.02.  Yield Protection....................................... 21
SECTION 4.03.  Funding Losses......................................... 25

                                   ARTICLE V

               CONDITIONS OF PURCHASES ..............................  25

SECTION 5.01.  Conditions Precedent to Initial Purchase..............  25
SECTION 5.02.  Conditions Precedent to All Purchases and
               Reinvestments.........................................  27

                                   ARTICLE VI

               REPRESENTATIONS AND WARRANTIES........................  28

SECTION 6.01.  Representations and Warranties of Seller..............  28
SECTION 6.02.  Representations and Warranties of Terra Capital.......  32

                                  ARTICLE VII

               GENERAL COVENANTS.....................................  34

SECTION 7.01.  Affirmative Covenants of Seller.......................  34
SECTION 7.02.  Reporting Requirements of Seller......................  36
SECTION 7.03.  Negative Covenants of Seller..........................  37
SECTION 7.04.  Affirmative Covenants of Terra Capital................  39
SECTION 7.05.  Reporting Requirements of Terra Capital...............  40
SECTION 7.06.  Negative Covenants of Terra Capital...................  42
SECTION 7.07.  Separate Existence....................................  43

                                  ARTICLE VIII

               ADMINISTRATION AND COLLECTION.........................  46

SECTION 8.01.  Designation of Servicer...............................  46
SECTION 8.02.  Duties of Servicer....................................  47
SECTION 8.03.  Rights of the Administrative Agent....................  48
SECTION 8.04.  Responsibilities under Contracts......................  50
SECTION 8.05.  Further Action Evidencing Purchases...................  50

                                   ARTICLE IX

               TERMINATION EVENTS....................................  51

SECTION 9.01.  Termination Events....................................  51
SECTION 9.02.  Remedies..............................................  53

                                   ARTICLE X

                THE ADMINISTRATIVE AGENT.............................  53

SECTION 10.01.  Authorization and Action.............................  53
SECTION 10.02.  Administrative Agent's Reliance, Etc.................  53
SECTION 10.03.  Administrative Agent and Affiliates..................  54
SECTION 10.04.  Indemnity............................................  54
SECTION 10.05.  Successor............................................  55
SECTION 10.06.  Credit Decisions.....................................  55
SECTION 10.07.  Notices, etc. to Administrative Agent................  56

                                   ARTICLE XI
               ASSIGNMENT OF UNDIVIDED INTERESTS...................... 56

SECTION 11.01. Restrictions on Assignments............................ 56
SECTION 11.02. Rights of Assignee..................................... 56

                                 ARTICLE XII

               INDEMNIFICATION........................................ 57

SECTION 12.01. Indemnities by Seller.................................. 57
SECTION 12.02. Indemnities by Servicer................................ 59
SECTION 12.03. General Provisions..................................... 59

                                 ARTICLE XIII

               MISCELLANEOUS.......................................... 60

SECTION 13.01. Amendments, Etc........................................ 60
SECTION 13.02. Notices, Etc........................................... 60
SECTION 13.03. No Waiver; Remedies.................................... 61
SECTION 13.04. Binding Effect; Survival............................... 61
SECTION 13.05. Integration............................................ 61
SECTION 13.06. GOVERNING LAW.......................................... 62
SECTION 13.07. Costs, Expenses and Taxes.............................. 62
SECTION 13.08. Captions and Cross References.......................... 62
SECTION 13.09. Execution in Counterparts.............................. 62
SECTION 13.10. Confidentiality........................................ 63
SECTION 13.11. No Duplication of Information.......................... 65
SECTION 13.12. Sale of BLMP........................................... 65

                             DEFINITIONAL APPENDIX
                             ---------------------

                          SCHEDULE I   -  DEFINITIONS

                                LIST OF EXHIBITS
                                ----------------

EXHIBIT IA         Assignment

EXHIBIT IC         Forms of Contracts

EXHIBIT ID         Description of Credit and Collection Policy

EXHIBIT IE1        Form of Lock-Box Notice

EXHIBIT IE2        Form of Collection Bank Notice

EXHIBIT IF         Form of Periodic Report

EXHIBIT 1.04       Form of Purchase Notice

EXHIBIT 1.06       Form of Continuation/Conversion Notice

EXHIBIT 5.01(i)-1  Form of Enforceability Opinion of Counsel for Terra Parties

EXHIBIT 5.01(i)-2  Form of Substantive Consolidation/True Sale Opinion

EXHIBIT 5.01(i)-3  Form of Opinion of In-House Counsel for Terra Parties

EXHIBIT 6.01(n)    List of Offices of Seller where Records Are Kept

EXHIBIT 6.01(o)-1  List of Lock-Box Banks

EXHIBIT 6.01(o)-2  List of Collection Banks

                         RECEIVABLES PURCHASE AGREEMENT
                         ------------------------------

                          Dated as of August 20, 1996

     THIS IS A RECEIVABLES PURCHASE AGREEMENT, among TERRA FUNDING CORPORATION, a Delaware corporation, having its principal office at 600 Fourth Street, Terra Centre, Sioux City, Iowa 51101 ("Seller"), a subsidiary of Terra Capital Funding LLC, TERRA CAPITAL, INC., a Delaware corporation ("Terra Capital"), having its principal office at 1 River Plaza, 600 Stevens Port Drive, Suite 200, Dakota Dunes, South Dakota 57049, as initial Servicer, BANK OF AMERICA ILLINOIS, an Illinois banking corporation having an office at 231 South LaSalle Street, Chicago, Illinois 60697 ("BAI"), together with the other financial institutions that are, or that may become, parties hereto (individually, a "Purchaser" and collectively, the "Purchasers") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association having an office at 231 South LaSalle Street, Chicago, Illinois 60697 ("BofA"), as agent for the Purchasers (in such capacity, the "Administrative Agent"). Unless otherwise indicated, capitalized terms used in this Agreement are defined in Schedule I.


                                   Background
                                   ----------

     1. Seller has, and expects to have, Pool Receivables in which Seller intends to sell interests referred to herein as Undivided Interests. Such Pool Receivables shall have been generated in the ordinary course of an Originator's business, and sold or contributed to Seller pursuant to the Purchase and Sale Agreement. Seller has requested each Purchaser, and each Purchaser has agreed, subject to the terms and conditions contained in this Agreement, to Purchase its Percentage of such Undivided Interests from Seller from time to time during the term of this Agreement.

     2. Seller and Purchasers also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of such Undivided Interests be reinvested in Pool Receivables through the sale by Seller to Purchasers of additional undivided interests in the Pool Receivables, such daily reinvestment of Collections to be effected by an automatic daily adjustment to each Purchaser's Undivided Interests, and to be intended to permit each Purchaser to maintain its Percentage of the Aggregate Purchasers' Investments fully invested in uncollected Pool Receivables.

     3. BofA has been requested, and is willing, to act as the Administrative Agent.

     4. Terra Capital has been required, and is willing, to act as the initial Servicer.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                 THE COMMITMENT

     SECTION 1.01. Commitment. On the terms and subject to the conditions set forth in this Agreement (including Article V):

          (a) Purchases. Each Purchaser shall severally, and not jointly, Purchase from Seller undivided percentage interests in Pool Assets by making Purchases of such Purchaser's Percentage of Undivided Interests from time to time during the period from the date hereof to the Commitment Termination Date.

          (b) Reinvestments. Pursuant to Section 3.01, each Purchaser shall make Reinvestments by permitting Servicer to cause certain of the Collections in respect of the Undivided Interests to be applied to the purchase of additional undivided percentage interests in the Pool Receivables, thereby resulting in an appropriate readjustment of such Undivided Interests.

Each Purchaser's obligation to make such Purchases and Reinvestments is herein called its "Commitment".

     SECTION 1.02. Commitment Termination Date. (a) The "Commitment Termination Date" shall be the earlier to occur of (i) August 20, 1999 (herein, as the same may be extended, called the "Scheduled Commitment Termination Date"), and (ii) the date of termination of the Commitment pursuant to Section 1.05 or Section 9.02.

     (b) If Seller desires to extend the then Scheduled Commitment Termination Date for an additional period, Seller shall give written notice of such request to the Administrative Agent (who shall forward such request on to each Purchaser) at least 90, but not more than 180, days before such Scheduled Commitment Termination Date. Each Purchaser shall notify Seller and the Administrative Agent in writing, on or prior to 45 days before such Scheduled Commitment Termination Date, whether it consents to such extension; failure to respond in such period shall be deemed to be a rejection of such requested extension. For those Purchasers that consent to such extension, the Scheduled Commitment Termination Date shall be extended for the requested period, and Seller shall pay each such Purchaser such renewal fee as may be agreed to by such Purchaser and Seller. If less than the Required Purchasers consent to such extension, then the Commitments of all of the Purchasers shall terminate on the Scheduled Commitment Termination Date (without giving effect to such extension). If less than all of the Purchasers (but at least the Required Purchasers) agree to extend the then Scheduled Commitment Termination Date, Seller, the Administrative Agent and the extending Purchasers agree to negotiate in good faith such amendments to this Agreement as shall be necessary to segregate the Pool Receivables purchased by the extending Purchasers and those purchased prior to the Scheduled Commitment Termination Date and to liquidate such Pool Receivables purchased prior to the Scheduled Commitment Termination Date for the pro rata benefit of the non-extending Purchasers, and as shall be otherwise necessary to reflect such extension.

     SECTION 1.03. Purchase and Reinvestment Limits. Under no circumstances shall any Purchaser make any Purchase or Reinvestment to the extent that, after giving effect to such Purchase or Reinvestment, as the case may be:

          (a) Purchase Limit. The Aggregate Purchasers' Investment under this Agreement would exceed an amount (the "Purchase Limit") equal to $150,000,000, as such amount may be reduced pursuant to Section 1.05; or

          (b) Required Allocations Limit. The Aggregate Required Allocations under this Agreement would exceed an amount (the "Required Allocations Limit") equal to 100% of the Net Pool Balance; or

          (c) Purchaser's Percentage Limit. The total Purchasers' Investment of such Purchaser under this Agreement would exceed an amount equal to such Purchaser's Percentage of the Purchase Limit or the Aggregate Purchasers' Investment.

     SECTION 1.04.  Making Purchases from Seller.  (a)  Notice of Purchase.
Each Purchase from Seller by Purchasers shall be made on notice substantially in the form of Exhibit 1.04 (each, a "Purchase Notice") from Seller to the Administrative Agent received by the Administrative Agent not later than 9:00 a.m. (Chicago time) on (i) the second Business Day next preceding the date of such proposed Purchase if the related Undivided Interest is to be a Eurodollar Undivided Interest and (ii) on the date of such proposed Purchase if the related Undivided Interest is to be an Alternate Rate Undivided Interest. Each such notice of a proposed Purchase shall specify the desired amount and date of such proposed Purchase.

     (b) Amount of Purchase. The amount of each Purchase shall be equal to the lesser of (x) the amount proposed by Seller pursuant to Section 1.04(a) and (y) the maximum amount permitted under Section 1.03.

     (c) Funding of Purchase. Not later than 11:00 a.m. (Chicago time) on the date of each Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Administrative Agent at its office at 231 South LaSalle Street in Chicago, Illinois its Percentage of the amount of the Purchase (determined pursuant to Section 1.04(b)) in same day funds, and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds immediately available to Seller at such office, or at such other place as Seller may direct in writing.

     (d) Notice of Purchaser Rate. The Administrative Agent shall, on the date of each Purchase of a Eurodollar Undivided Interest and on the first day of each successive Yield Period for a Eurodollar Undivided Interest, notify Seller of the Purchaser Rate for such Yield Period. The Administrative Agent shall, on the first day of each Alternate Rate Undivided Interest, notify Seller of the Alternate Reference Rate in effect on such day.

     SECTION 1.05. Voluntary Termination of Commitment or Reduction of Purchase Limit. Seller may, upon at least 15 days' written notice to the Administrative Agent, terminate the Commitments in whole or reduce in part the unused portion of the Purchase Limit; provided, however, that (i) each partial reduction shall be in an amount equal to $5,000,000 or an integral multiple thereof and (ii) after giving effect to such partial reduction, the remaining Purchase Limit will not be less than $50,000,000.

     SECTION 1.06. Continuation/Conversion; Investment Multiples. Two Business Days prior to the last day of each Yield Period for each Eurodollar Undivided Interest, Seller shall deliver to the Administrative Agent a notice substantially in the form of Exhibit 1.06 (each, a "Continuation/Conversion Notice"), appropriately completed. Pursuant to such Continuation/Conversion Notice, Seller may, as of the last day of the related Yield Period for a Eurodollar Undivided Interest, (i) continue such Eurodollar Undivided Interest, in whole or in part, as a Eurodollar Undivided Interest for a subsequent Yield Period with a duration as set forth in the applicable

Continuation/Conversion Notice or (ii) convert such Undivided Interest, in whole or in part, to an Alternate Rate Undivided Interest, in each case as set forth in the related Continuation/Conversion Notice. On any Business Day, Seller may convert any Alternate Rate Undivided Interest to a Eurodollar Undivided Interest by delivery of a Continuation/Conversion Notice at least two Business Days prior to the date of such requested conversion. Any allocation, continuation, or conversion of Undivided Interests pursuant to this Section 1.06 shall be subject to the following provisions: (i) each Eurodollar Undivided Interest shall have a related Purchasers' Investment equal to at least $2,000,000 or an integral multiple of $500,000 in excess thereof; (ii) there shall not be more than 15 Yield Periods outstanding at any one time; (iii) no Yield Period shall extend beyond the Scheduled Commitment Termination Date; (iv) on each conversion of an Undivided Interest, accrued Yield thereon (or the portion thereof being converted) shall be paid at the time of such conversion; and (v) no Undivided Interest may be converted to, or continued as, a Eurodollar Undivided Interest if a Termination Event or Unmatured Termination Event shall have occurred and be continuing. Each Continuation/ Conversion Notice shall be irrevocable. If no notice is given with respect to the allocation of the related Undivided Interest at least two Business Days prior to the date of such Purchase, or to the continuation/conversion of a Eurodollar Undivided Interest on or prior to the second Business Day before the last day of the Yield Period with respect thereto, such Undivided Interest shall be made as, or converted to, as the case may be, an Alternate Rate Undivided Interest.

     SECTION 1.07. Limitation of Ownership Interest. Nothing in this Agreement shall be interpreted as providing any Purchaser with an interest in any Receivables that are not Pool Receivables. Each Purchaser's interest in the Receivables shall terminate on the date following the Commitment Termination Date on which the Aggregate Purchasers' Investments shall be reduced to zero and all other amounts due to each Purchaser or the Administrative Agent under the Agreement Documents shall have finally been paid in full (the "End Date").

     SECTION 1.08. Assignment. Seller hereby sells, transfers, assigns and sets over each Undivided Interest from time to time purchased hereunder to the Administrative Agent, for the benefit of the Purchasers. The parties hereto intend that this Agreement constitutes the absolute sale and assignment of the Undivided Interests to the Administrative Agent, for the benefit of the Purchasers.

                                 ARTICLE II

                    UNDIVIDED INTEREST AND PURCHASERS' SHARE

     SECTION 2.01. Undivided Interest. For purposes of this Agreement, "Undivided Interest" means, at any time, an undivided percentage ownership interest at such time in (i) all then outstanding Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to, and other proceeds of, such Pool Receivables, (iv) all lock-boxes and accounts to which such Collections are sent or deposited, and all cash and investments from time to time therein, in each case, to the extent of Collections of Pool Receivables therein, (v) all of Seller's rights, interests and claims under the Purchase and Sale Agreement, (vi) all books and records (including computer tapes and disks) to the extent relating to the foregoing and
(vii) all proceeds of the foregoing (collectively, the "Pool Assets"). Such undivided percentage interest for any time for such Undivided Interest shall be computed as:

RA  = PI+DF+SFR+LR+DR = PI+[ED+ROD]+[SF+ROSF]+LR+DR
---   ---------------   ---------------------------
NPB         NPB                     NPB

  where:
  -----

  RA   =      Required Allocation of such
              Undivided Interest = PI + DF + SFR + LR + DR;

  PI   =      the Purchasers' Investment as to such Undivided
              Interest at the time of such computation, as determined per Section 2.03;

  DF   =      the Discount Factor of such Undivided Interest at
              the time of such computation, as determined per Section 2.04;

  SFR  =      the Servicer's Fee Reserve of such Undivided
              Interest at the time of such computation, as determined per
              Section 2.07;

  ED   =      Earned Discount of such Undivided Interest at the
              time of computation, as determined per Section 2.04;

  ROD  =      Run Off Discount of such Undivided Interest at the
              time of computation, as determined per Section 2.06;

  SF   =      Servicer's Fee of such Undivided Interest at the
              time of computation, as determined per Section 2.07;

  ROSF = Run Off Servicer's Fee of such Undivided Interest at the time of such computation, as determined per Section 2.07;

  NPB  =      the Net Pool Balance at the time of such
              computation, as determined per Section 2.08;

  LR   =      the Loss Reserve of such Undivided Interest at the
              time of computation, as determined per Section 2.10; and

  DR   =      the Dilution Reserve of such Undivided Interest at the time of computation, as determined per Section 2.11.

For purposes of this Agreement, "Undivided Interest" also includes Purchasers' rights with respect to Seller's undivided interest in Pool Receivables as set forth in Section 3.02(d). The "related" Undivided Interest with respect to any of the foregoing items shall mean the Undivided Interest as to which such item is calculated. The then sum of all Required Allocations of all Undivided Interests shall constitute "Aggregate Required Allocations".

     SECTION 2.02. Frequency of Computation of Undivided Interest. Each Undivided Interest shall be initially computed as of the opening of business of Servicer on the date of Purchase of such Undivided Interest from Seller (it being understood that such computation will be made from information as of the most recent Month End Date or, for the initial Settlement Period, such other date as is acceptable to the Administrative Agent). Thereafter until such Undivided Interest shall be reduced to zero, such Undivided Interest shall be deemed to be automatically recomputed as of the close of business of Servicer on each day, and such Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such date held by the Purchasers. Such Undivided Interest shall become zero at such time as the Purchasers shall have received the Earned Discount for such Undivided Interest, shall have recovered the related Purchasers' Investment and shall have received all other amounts payable to the Purchasers pursuant to this Agreement with respect to such Undivided Interest, and Servicer shall have received the accrued Servicer's Fee for such Undivided Interest. Such Undivided Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.

     SECTION 2.03. Purchasers' Investment. "Purchasers' Investment" as to any Undivided Interest means an amount equal to the original amount paid to Seller for such Undivided Interest at the time of its acquisition by the Purchasers pursuant to Sections 1.01 and 1.04 and by Reinvestments pursuant to Section 3.01, reduced from time to time by Collections received and distributed to the Purchasers on account of the related Purchasers' Investment pursuant to Sections
3.01 and 3.02. The "related" Purchasers' Investment with regard to a Yield Period or Undivided Interest means the Purchasers' Investment calculated with regard to such Yield Period or Undivided Interest, as the case may be. The then sum of the Dollar amount of all Purchasers' Investments shall constitute "Aggregate Purchasers' Investments". Each Purchaser's "Total Investment" shall mean such Purchaser's Percentage of the Aggregate Purchasers' Investments, and such Total Investment shall be allocated ratably to each Undivided Interest.

     SECTION 2.04. Discount Factor. The "Discount Factor" for a related Undivided Interest at any time in a Yield Period means an amount determined as follows:

     DF  =  ED + ROD

     where:
     ------

     DF = the Discount Factor of such Undivided Interest at the time of computation;

     ED = Earned Discount of such Undivided Interest accrued and unpaid at the time of computation, as determined per Section 2.05; and

     ROD = Run Off Discount of such Undivided Interest at such time, as determined per Section 2.06.

     SECTION 2.05. Earned Discount. The "Earned Discount" for any Undivided Interest for each day in a related Yield Period means an amount determined as follows:

     ED = PI x PR x 1/360;

     where:
     ------

     ED = Earned Discount of such Undivided Interest at the time of computation;

     PI = the Purchasers' Investment of such Undivided Interest on such day, as determined pursuant to Section 2.03; and

     PR = the Purchaser Rate for such Undivided Interest on such day during such Yield Period, as determined pursuant to Section 2.08.

No provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law. Earned Discount for any Undivided Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

     SECTION 2.06. Run Off Discount. The "Run Off Discount" for the related Undivided Interest at any time for each day in a related Yield Period means an amount determined as follows:

     ROD = PI x (PR + RVF) x AAM
           ---------------------
                 360

     where:
     ------

     PI   =  the Purchasers' Investment of such Undivided Interest at the time of such computation;

     PR   =  the Purchaser Rate for such Undivided Interest for a Yield Period deemed to commence at such time for a period of one month as determined per Section 2.08;

     AAM = the Adjusted Average Maturity of the Receivables Pool, as determined per Section 2.08; and

     RVF = the Rate Variance Factor deemed to be in effect at the time of such computation, as determined per Section 2.08;

     SECTION 2.07. Servicer's Fee Reserve. The "Servicer's Fee Reserve" for the related Undivided Interest at any time means an amount determined as follows:

     SFR = SF + ROSF

     where:
     ------

     SF   =  the unpaid "Servicer's Fee" relating to such Undivided Interest accrued to such time, determined as (i) an amount accrued for each day equal to 0.25% per annum times the amount of the related
             Purchasers' Investment at the close of business on such day, times
             1/360; or (ii) on Servicer's request from and after any time that Terra Capital shall no longer be Servicer, an alternative reasonable amount charged by Servicer to perform its obligations under this Agreement.

     ROSF = the "Run Off Servicer's Fee" for such Undivided Interest at such time, determined as an amount equal to (x) the related Purchasers' Investment, times (y) the percentage per annum set forth in clause
             (i) of the definition of "Servicer's Fee", or, if Servicer's Fee is calculated pursuant to clause (ii) of such definition, the percentage determined for each day by dividing the Purchasers' Investment at the close of business on such day by the amount of Servicer's Fee accrued for such day, multiplying the quotient by 1/360 and expressing the product as a percentage, times (z) a fraction the numerator of which is the number of days equal to the then Adjusted Average Maturity, and the denominator of which is 360 days.

     SECTION 2.08. Certain Definitions. For purposes hereof, the following terms shall have the meanings as indicated:

     "Adjusted Average Maturity" means two times Days Sales Outstanding.

     "Days Sales Outstanding" means the twelve (12) month rolling average of receivable balances less rebates divided by the quotient of twelve (12) month rolling revenues divided by 360.

     "Net Pool Balance" means at any time an amount equal to the Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, as reduced by, without double counting, (i) the sum of the aggregate amount by which the Unpaid Balance of all Eligible Receivables of each Obligor exceeds the Concentration Limit for such Obligor at such time, (ii) the sum of the aggregate amount by which the Unpaid Balance of all Eligible Receivables of Obligors resident in each state exceeds the applicable State Percentage (or such larger percentage as may be designated for any particular state by the Administrative Agent in writing delivered to Seller) of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time, (iii) the aggregate amount by which the Unpaid Balance of all Eligible Receivables that are Future Due Receivables exceeds 25% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time and (iv) the aggregate amount of Consigned Inventory that has been sold. For purposes hereof, "Concentration Limit" for any Obligor means on any date the greater of (x) the Special Concentration Limit for such Obligor and (y) 3% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time. "Special Concentration Limit" for any Obligor whose long term unsecured debt is rated at least A2 by Moody's or A by S&P means 7.5% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool at such time; provided, however, that there shall be no more than four (4) Obligors with a Special Concentration Limit at any one time. In the case of any Obligor which is an Affiliate of any other Obligor (an "Affiliated Obligor"), the Concentration Limit, the Special Concentration Limit and the Receivables related thereto shall be calculated as if such Obligor and such Affiliated Obligor were one Obligor; it being understood that with respect to the state concentration set forth in clause (ii) of the first sentence of this definition, each Obligor with a different billing address shall be treated separately. "State Percentage" means (i) 25% for each of Florida, Louisiana, Mississippi, Texas and not more than two (2) other states designated from time to time by Seller or Servicer on the Periodic Report and (ii) 17.5% for each other state.

     "Purchaser Rate" for any Yield Period for any related Undivided Interest (or portion thereof) means a rate equal to:

          (a) in the case of a Eurodollar Undivided Interest other than one referred to in clause (c) of this definition, the sum of (i) the Eurodollar Rate for such Yield Period, plus (ii) 0.45%; provided that if any Purchaser notifies the Administrative Agent that the introduction of, or any change in the interpretation of, any law or regulation makes it unlawful, or any governmental authority asserts that it is unlawful for such Purchaser to fund any portion of the Undivided Interest at Eurodollar Rate, the Purchaser Rate shall be the rate described in clause (b);

          (b) in the case of an Alternate Rate Undivided Interest other than one referred to in clause (c) of this definition, a rate per annum equal for each day during such Yield Period to the Alternate Reference Rate in effect on such day; and

          (c) in the case of each Undivided Interest at a time when a Termination Event has occurred and is continuing, a rate per annum equal for each day during such Yield Period to the Alternate Reference Rate in effect on such day plus 2% per annum.

The Administrative Agent shall promptly, but in any event within two Business Days, notify Seller of the implementation of the terms of paragraph (c) above.

     "Rate Variance Factor" means, (i) during any Yield Period when no Run Off Day shall occur, 0% per annum, and (ii) during any Yield Period in which one or more Run Off Days occur, such percentage per annum not exceeding 1% as the Administrative Agent shall choose in the exercise of its discretion.

     SECTION 2.09. Purchasers' Share. "Purchasers' Share" of any Undivided Interest with regard to any Collections of Pool Receivables received (or deemed received) by Seller, any Originator or Servicer on any day shall be determined as an amount equal to the product of

          (a)  the amount of such Collections, times:

          (b) (i) if such day is not a Run Off Day, such Undivided Interest on such day expressed as a decimal, and

               (ii) if such day is a Run Off Day, either (A) such Undivided Interest on the day immediately preceding the first Run Off Day to have occurred during the then current Run Off Period or (B) if higher, upon the request of the Administrative Agent, such Undivided Interest on such Run Off Day, in each case expressed as a decimal, it being understood, that for purposes of calculating the Undivided Interest on each Run Off Day pursuant to this clause (ii)(B), the related Adjusted Average Maturity shall be reduced by the number of Run Off Days in the Run Off Period preceding the Run Off Day as to which such measurement is being made;

provided that after such time as an Undivided Interest shall equal zero the Purchasers' Share of Collections therefor shall also equal zero.

     SECTION 2.10 Loss Reserve. The "Loss Reserve" for the related Undivided Interest at any time means an amount determined as follows:

                                          PI
                                          ---
  LR   =  the greater of (i) $5,000,000 x API and (ii) LP X PI, where:

  LR   =  the Loss Reserve of such Undivided Interest at the time of computation;

  LP   =  the Loss Percentage as to such Undivided Interest at the time of such computation, which shall be the greater of (i) 12.5%, and (ii) 2 times the greatest Sales Based Default Ratio to have occurred during the most recent (12) months, times the Net Sales Ratio;

  PI   =  the Purchasers' Investment as to such Undivided
          Interest at the time of such computation, as determined per Section 2.03; and

  API = the Aggregate Purchasers' Investments at the time of such computation, as determined per Section 2.03.

     SECTION 2.11 Dilution Reserve. The "Dilution Reserve" for the related Undivided Interest at any time means an amount determined as follows:

                                          PI
                                          ---
  DR   =  the greater of (i) $3,000,000 x API and (ii) DP X PI, where:

  DR  =   the Dilution Reserve of such Undivided Interest at the time of computation;

  DP   =  the Dilution Percentage as to such Undivided Interest at the time of such computation, which shall be the greater of (i) 4% and (ii) an amount equal to the product of (A) the Dilution Horizon Ratio for the most recently ended month times (B) the sum of (1) two times the Expected Dilution Ratio, plus (2) the product of the Spike Factor times the Spike Ratio;

  PI   =  the Purchasers' Investment as to such Undivided Interest at the time of such computation, as determined per Section 2.03; and

 API   =  the Aggregate Purchasers' Investments at the time of such computation, as determined per Section 2.03.


                                  ARTICLE III

                                  SETTLEMENTS

     SECTION 3.01. Non-Run Off Settlement Procedures for Collections. (a) Daily Procedure. On each day (other than a Run Off Day) with regard to each Yield Period for each Undivided Interest, Servicer shall deem an amount equal to Purchasers' Share of Collections of Pool Receivables received or deemed received on such day to be received in respect of such Undivided Interest; and

          (i) out of Purchasers' Share of such Collections of Pool Receivables in respect of such Undivided Interest, hold in trust (but need not deposit in a separate account or otherwise segregate, except as required by Section 8.02(b)) for the benefit of the Purchasers and Servicer, respectively, an amount equal to the Earned Discount, the Commitment Fee and Servicer's Fee accrued through such day for such Undivided Interest and not previously so held for the benefit of the Purchasers,

          (ii) apply an amount equal to the remainder of Purchasers' Share of such Collections (the "Remaining Collections") to reduce the related Purchasers' Investment of such Undivided Interest (it being understood that such amount need not be physically paid to the Purchasers under this clause
     (ii)),

          (iii) after such reduction, apply such Remaining Collections to the Reinvestment, for the benefit of the Purchasers, of additional undivided interests in Pool Receivables by recomputation of such Undivided Interest pursuant to Section 2.02 as of the end of such day, thereby increasing the related Purchasers' Investment, and

         (iv)  pay to Seller such Remaining Collections.

The recomputed Undivided Interest shall constitute the percentage ownership interest in Pool Receivables on such day held by the Purchasers.

     (b) Settlement Date Procedure. On each Settlement Date, for each day in the related Yield Period that is not a Run Off Day for such Undivided Interest, Servicer shall deposit to the Administrative Agent's Account, the amounts set aside as described in Section 3.01(a)(i) (other than the Commitment Fee); provided that, if there are sufficient funds to pay all of the amounts due on such Settlement Date and Terra Capital has been the Servicer for such Yield Period, Terra Capital may retain the Servicer's Fee. On each Quarterly Date, Servicer shall deposit to the Administrative Agent's Account the amounts set aside pursuant to Section 3.01(a)(i) in respect of the Commitment Fee.

     (c) Order of Application. Upon receipt by the Administrative Agent of funds distributed pursuant to the first sentence of subsection (b), the Administrative Agent shall distribute them to the Purchasers, pro rata based upon such Purchasers' Percentages, in payment of the Earned Discount for such Undivided Interest and to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest (unless the Servicer's Fee has been retained by Terra Capital). If there shall be insufficient funds on deposit for the Administrative Agent to distribute funds in payment in full of the aforementioned amounts, the Administrative Agent shall distribute funds, first, in payment of the Earned Discount for such Undivided Interest, and second, in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest. Upon receipt by the Administrative Agent of funds distributed pursuant to the second sentence of subsection (b), the

Administrative Agent shall distribute them to the Purchasers, pro rata based upon such Purchasers' Percentages, in payment of the Commitment Fee accrued for the calendar quarter ending on such date.

     SECTION 3.02. Run Off Settlement Procedures for Collections. (a) Daily Procedure. On each Run Off Day with regard to each Yield Period for each Undivided Interest, Servicer shall set aside and hold in trust for the Purchasers all of the Collections of Pool Receivables for such Run Off Day by depositing, or causing to be deposited, such Collections within two Business Days of Servicer's receipt of good funds therefor into a bank account located at a bank acceptable to the Administrative Agent in which no other funds shall be deposited, unless otherwise agreed in writing by the Administrative Agent. The funds in such account shall be invested in Permitted Investments, as directed by Seller (so long as no Termination Event has occurred and is continuing) until the last day of the next Settlement Period to occur, on which date such funds will be applied pursuant to Section 3.02(b), and the earnings thereon shall be for the account of Seller. Each Permitted Investment shall mature no later than the next occurring Settlement Date.

     (b) Settlement Date Procedure. On the last day of each Settlement Period for each Undivided Interest, if one or more Run Off Days for such Undivided Interest occurs during the related Yield Period for such Settlement Period, Servicer shall deposit to the Administrative Agent's Account the Purchasers' Share of the amounts set aside pursuant to Section 3.02(a), but not to exceed the sum of (i) the accrued and unpaid Earned Discount for such Undivided Interest, (ii) the related Purchasers' Investment of such Undivided Interest,
(iii) the aggregate of other amounts owed hereunder by Seller to the Purchasers, and (iv) the accrued Servicer's Fee payable with respect to such Undivided Interest; provided that, so long as Terra Capital is Servicer, and the Administrative Agent has not revoked such right in a writing delivered to Servicer, the amount described in the foregoing clause (iv) may be retained by Servicer. Any amounts set aside pursuant to Section 3.02(a) and not required to be deposited to the Administrative Agent's Account pursuant to the preceding sentence shall be held in the account described in Section 3.02(a) for distribution on the last day of the next Settlement Period or, if there are not remaining Pool Receivables, shall be held for distribution pursuant to Section 3.02(d).

     (c) Order of Application. Upon receipt of funds deposited to the Administrative Agent's Account pursuant to Section 3.02(b) or 3.02(d), the Administrative Agent shall distribute them (i) to the Purchasers, pro rata based on such Purchasers' Percentages, (A) in payment of the Earned Discount for such Undivided Interest and (B) in reduction of the related Purchasers' Investment until reduced to zero, (ii) in payment of any other amounts owed by Seller hereunder to the Purchasers, to the Purchasers owed such amounts, and (iii) unless such amount has been retained by Terra Capital pursuant to Section 3.02(b), to Servicer in payment of the accrued Servicer's Fee payable with respect to such Undivided Interest, also until reduced to zero. If there shall be insufficient funds on deposit for the Administrative Agent to distribute funds in payment in full of the aforementioned amounts, the Administrative Agent shall distribute funds, first, in payment of the Earned Discount for such Undivided Interest, second, in reduction of related Purchasers' Investment, third, in payment of other amounts payable to the Purchasers hereunder, and, fourth, in payment of the Servicer's Fee payable with respect to such Undivided Interest, unless such amount has been retained by Terra Capital pursuant to Section 3.02(b).

     (d) Distribution Upon Liquidation. If the Purchasers have not received the Aggregate Purchasers' Investments, all accrued Earned Discount and all other amounts due to each Purchaser hereunder on or prior to the day upon which there are no remaining Pool Receivables, Servicer shall deposit to the Administrative Agent's Account all amounts set aside pursuant to Section 3.02(a) and not previously deposited to the Administrative Agent's Account, but not to exceed the (i) accrued and unpaid Earned Discount for all Undivided Interests, (ii) remaining Aggregate Purchasers' Investments and (iii) aggregate of all other amounts owed hereunder by Seller to Purchasers or the Administrative Agent. Any amounts held pursuant to Section 3.02(a) at such time and not required to be deposited in the Administrative Agent's Account pursuant to the preceding sentence shall be paid to Seller by Servicer.

     SECTION 3.03. General Settlement Procedures; Reduction of Purchasers' Investment.

     (a) Deemed Collections. If on any day in any month the Unpaid Balance of any Pool Receivable is

          (A) reduced as a result of any defective or rejected services or products, returns of unclaimed products, any cash discount, allowances, credits, billing errors, write-offs, discounts, sales return adjustments, credit memos or any adjustment by Seller or any Affiliate of Seller (other than any adjustment permitted by Section 8.02(c)(i) unless the Administrative Agent shall reasonably object thereto within 30 days of being informed thereof), or

          (B) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

          (C) reduced on account of the obligation of Seller or any Affiliate of Seller to pay to the related Obligor any rebate or refund,

then Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction, cancellation or payment. If on any day Seller receives a payment pursuant to the Purchase and Sale Agreement, Seller shall be deemed to have received on such day a Collection in the amount of such payment. If on any day the representation or warranty of Seller set forth in Section 6.01(l) is no longer true with respect to a Pool Receivable or the representation or warranty of Seller set forth in Section 6.01(p) was or is not true as of each date such representation or warranty is made or deemed made, Seller shall be deemed to have received on such day a Collection of the full Unpaid Balance of such Pool Receivable.

     (b) Unreinvested Collections. Collections that may not be reinvested by means of Reinvestments in an Undivided Interest on account of the application of the Required Allocations Limit or the Purchase Limit pursuant to Section 2.01 shall be so reinvested as soon as it is possible to do so without violating such Required Allocations Limit or Purchase Limit, as the case may be. Notwithstanding anything to the contrary set forth herein, and regardless of the information on the most recent Periodic Report, if, subsequent to the preparation of such Periodic Report, the Aggregate Required Allocations exceed the Required Allocations Limit, Seller shall not reinvest Collections, but shall hold such Collections pursuant to the next sentence. To the extent and so long as such Collections may not be so reinvested, Servicer shall hold such Collections for the benefit of Purchasers, for payment to the Administrative Agent on the earlier of (i) two Business Days after the related Reporting Date and (ii) the next following Settlement Date, and the related Purchasers' Investment as to the related Undivided Interest shall be deemed reduced in the amount to be paid to the Administrative Agent only when in fact so paid. During any Run Off Period, upon one Business Day's written notice given by the Administrative Agent to Seller, Servicer shall pay in immediately available funds such Collections to the Administrative Agent within two Business Days of receipt (in good funds) thereof by Servicer.

     (c) Seller's Reduction of Purchasers' Investment. If at any time Seller shall wish to cause the reduction of the Purchasers' Investments of an Undivided Interest (but not to commence the liquidation of all Undivided Interests), Seller may do so as follows:

          (i) Seller shall give the Administrative Agent at least 2 Business Days' prior written notice (or same day written notice, given prior to 12:00 noon, Chicago time, in the case of an Alternate Rate Undivided Interest) thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence),

          (ii) on the proposed date of commencement of such reduction and on each day thereafter, Servicer shall refrain from reinvesting Remaining Collections until the amount thereof not so reinvested shall equal the desired amount of reduction, and

          (iii) Servicer shall hold such Collections for the benefit of the Purchasers, for payment to the Administrative Agent on the next following Settlement Date, and the Purchasers' Investment as to the related Undivided Interest shall be deemed reduced in the amount to be paid to the Administrative Agent only when in fact so paid; provided that, (A) the amount of any such reduction shall be not less than $2,000,000 and shall be an integral multiple of $500,000 in excess thereof, (B) if Seller shall commence any voluntary reduction in a Yield Period containing all or a portion of any Run Off Period, Collections from Pool Receivables not so reinvested shall be treated as if collected during the next following Run Off Day, (C) Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of the commencement thereof, so that such reduction shall commence and conclude in the same Yield Period, (D) if two or more Yield Periods shall be outstanding at the time of any proposed reduction, such proposed reduction shall be applied, unless the Administrative Agent shall otherwise consent, to the Alternate Rate Undivided Interest, if any, until reduced to zero, and then to the Eurodollar Undivided Interest with the shortest remaining Yield Period, and
     (E) the reduction of the Purchasers' Investments shall be made among the Purchasers on a pro rata basis, according to the Purchasers' Percentages.

     (d) Allocations of Obligor's Payments. Except as provided in Section 3.03(a) or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Pool Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable; provided, however, that if payment is designated by such Obligor for application to specific Receivables or can be readily identified to specific Receivables, it shall be applied to such specified Receivables.

     SECTION 3.04. Reporting. On or prior to the 20th day of each month (each, a "Reporting Date"), Servicer shall prepare and forward to the Administrative Agent a Periodic Report, relating to each Undivided Interest, as of the close of business of Servicer on the last day of the next preceding month (a "Month End Date"). On or prior to the day Servicer is required to make a deposit with respect to a Settlement Period pursuant to Section 3.01 or 3.02, Seller will advise the Administrative Agent of each Run Off Day occurring during such Settlement Period and of the allocation of the amount of such deposit to each outstanding Undivided Interest; provided, however, that if Terra Capital is not Servicer, Seller shall advise Servicer of the occurrence of each such Run Off Day occurring during such Settlement Period on or prior to such Run Off Day.

     SECTION 3.05. Payments and Computations, Etc. (a) All amounts to be paid or deposited by Seller or Servicer, hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (Chicago time) on the day when due in lawful money of the United States of America in same day funds to a special account in the name of the Administrative Agent, attention: Loan Division RC #1159, ABA# 071000039, regarding Account No. 7062407, Reference:
Terra Receivables Purchase Facility, maintained in the name of the Administrative Agent at BofA's office at 231 South LaSalle Street, Chicago, Illinois (the "Administrative Agent's Account"). Seller or Servicer, as applicable, shall, to the extent permitted by law, pay to the Administrative Agent interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Alternate Reference Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law. Such interest shall be retained by the Administrative Agent except to the extent that such failure to make a timely payment or deposit has continued beyond the date for distribution by the Administrative Agent of such overdue amount to Purchasers or any other Person having an interest in such overdue amount, in which case such interest accruing after such date shall be for the account of, and distributed by the Administrative Agent to, such Persons ratably in accordance with their respective interests in such overdue amount. All computations of interest and all computations of Earned Discount and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

     (b) All proceeds obtained by any Purchaser on account of the exercise of, or forbearance to exercise, any right of setoff, counterclaim or similar right if applied with regard to Seller's obligations arising under an agreement for the purchase of Receivables or an agreement for borrowed money, in whole or in part, shall be applied first to those arising under this Agreement until exhausted prior to their application to obligations arising under any such other agreement. Each Purchaser agrees that if it shall, by exercising or forebearing to exercise any right of setoff or counterclaim or otherwise, receive proportionate collections on its Purchasers' Investment which are greater than proportionate collections received by any other Purchaser in respect of the Purchasers' Investment held by such other Purchaser, the Purchaser receiving such proportionately greater collections shall purchase participations in the Purchasers' Investments held by the other Purchasers, and such other adjustments shall be made as may be required, so that all such collections with respect to such Purchasers' Investments held by the Purchasers shall be shared by the Purchasers pro rata according to their respective Percentages; provided however, that if all or any portion of such collections is thereafter recovered from such purchasing Purchaser (including, without limitation, by reason of insolvency or bankruptcy) the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     SECTION 3.06. Treatment of Collections and Deemed Collections. Subject to the following sentence, Seller shall deliver, or cause to be delivered, to Servicer on the first Settlement Date following each Reporting Date (and if the amount of deemed Collections exceeds the Purchasers' Investment related to the Undivided Interest maturing on such date, on each succeeding Settlement Date until the amount of such deemed Collections is reduced to zero) all Collections deemed received by Seller pursuant to Section 3.03(a) during the preceding month, and Servicer shall hold or distribute such Collections pursuant to
Section 3.01 or 3.02, as applicable. If Collections are then being paid to the Administrative Agent, or lock boxes or accounts directly or indirectly owned or controlled by the Administrative Agent, Servicer shall forthwith cause such deemed Collections to be paid to the Administrative Agent or such lock boxes or accounts. So long as Seller shall hold any Collections or deemed Collections required to be paid to Servicer or the Administrative Agent, it shall hold such Collections in trust and separate and apart from its own funds and shall clearly mark its records to reflect such trust; provided, that, subject to the other provisions of this Agreement, Seller shall not be required to segregate such funds into a separate account.

     SECTION 3.07. Repurchases for Administrative Convenience. If on the last day of a Yield Period with respect to any Undivided Interest the Aggregate Purchasers' Investment shall equal or be less than 5% of the greatest amount of the Aggregate Purchasers' Investment at any time prior to such last day, Seller shall be entitled to repurchase all, but not less than all, of the Undivided Interests from Purchasers. Seller shall give the Administrative Agent at least three Business Days' prior written notice of such repurchase and upon payment of the repurchase price for all of the Undivided Interests, as hereinafter provided, each Purchaser shall be obligated to reconvey its entire interest in the Undivided Interests to Seller pursuant to an assignment acceptable to the parties, but without representation or warranty except that the interest assigned is free of offset, liens and other encumbrances created by the assignor. Seller shall pay such repurchase price in cash to the Administrative Agent on each Settlement Date in an amount equal to, for each Undivided Interest, the sum of (i) accrued and unpaid Earned Discount for such Undivided Interest, (ii) the aggregate related Purchasers' Investment therefor, and (iii) the aggregate of other amounts then owed hereunder by Seller to Purchasers, and Seller shall pay to Servicer the accrued Servicer's Fee payable with respect to such Undivided Interest. Upon receipt of the aforesaid repurchase price with regard to an Undivided Interest, the Administrative Agent shall distribute it (i) to Purchasers (a) in payment of the Earned Discount for such Undivided Interest, (b) in reduction of the related Purchasers' Investment and (c) in payment of any other amounts owed by Seller hereunder to Purchasers, including any amounts owing under Section 4.03, in each case until reduced to zero.


                                   ARTICLE IV

                           FEES AND YIELD PROTECTION

     SECTION 4.01. Fees. (a) Seller shall pay to the Administrative Agent the fees in the amounts and at the times set forth in the letter dated as of August 20, 1996 between Seller and the Administrative Agent (as amended and supplemented from time to time, the "Fee Letter").

          (b) From the date hereof to the Commitment Termination Date, Seller shall pay to the Administrative Agent, for the account of the Purchasers, pro rata based on the Purchasers' Percentages, a commitment fee (the "Commitment Fee") for each day equal to (x) 0.175% per annum times (y) the excess, if any, of the Purchase Limit over the Aggregate Purchasers' Investment on such day divided by (z) 360. Such Commitment Fee shall be paid in arrears on each Quarterly Date and on the Commitment Termination Date, in the amount of such Commitment Fee that shall have accrued during the calendar quarter ending on such Quarterly Date or other period then ending for which no such fee shall have been paid.

     SECTION 4.02. Yield Protection. (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System or (ii) any Regulatory Change occurring after the date hereof:

          (A) shall subject an Affected Party to any tax, duty or other charge with respect to any Undivided Interest or Interests owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any amounts in respect of Purchasers' Investments or Earned Discount made by or owed to or funded by it or any other amounts due under this Agreement in respect of any Undivided Interests owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor (except for franchise taxes imposed with respect to net income or taxes upon or measured by the net income of such Affected Party imposed by the United States of America or any other jurisdiction); or

          (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of, deposits or obligations with or for the account of (or with or for the account of any affiliate of), or credit extended by, any Affected Party; or

          (C) shall change the amount of capital maintained or required or requested or directed to be maintained by such Affected Party; or

          (D) shall impose any other condition affecting any Undivided Interests owned or funded by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor;

and the result of any of the foregoing is or would be

          (x) to increase the cost to or, to impose a cost on, (I) an Affected Party funding or making or maintaining any Purchases or Reinvestments, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrative Agent for continuing its, or Seller's, relationship with Purchasers pursuant to the Agreement Documents,

          (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or

          (z) in the reasonable sole determination of such Affected Party (using reasonable assumptions and averaging and attribution methods), to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party, on an after-tax basis, for such additional or increased cost or such reduction.

     (b) Without limiting the generality of the foregoing, if Regulation D shall require reserves actually to be maintained in connection with any Eurodollar Undivided Interest or any Eurocurrency liabilities with respect thereto of any Purchaser, regardless of whether such Eurodollar Undivided Interest is then outstanding, without duplication of amounts paid pursuant to
Section 4.02(a), such Purchaser may require Seller to pay (and Seller agrees to pay) additional Earned Discount on such Eurodollar Undivided Interest at a rate per annum equal to the difference between the Eurodollar Rate (Reserve Adjusted) and the Eurodollar Rate for such Eurodollar Undivided Interest's Yield Period. Any Purchaser wishing to require such payment with respect to any such Eurodollar Undivided Interest or any Eurocurrency liabilities with respect thereto shall give notice thereof at least three Business Days prior to the last day of such Eurodollar Undivided Interest's Yield Period if such Eurodollar Undivided Interest is then outstanding or at least one Business Day prior to the commencement of such Yield Period if such Eurodollar Undivided Interest is not then outstanding. On the last day of each Yield Period relating to each such Eurodollar Undivided Interest of such Purchaser, Seller shall pay directly to such Purchaser such additional Earned Discount. Once given, each such notice by a Purchaser shall be deemed automatically to continue in effect and apply to all of such Purchaser's Eurodollar Undivided Interests until such Purchaser revokes such notice. At such time, if any, as such Purchaser shall not be required so to maintain reserves, such Purchaser agrees so to notify Seller.

     (c) Each Affected Party will notify Seller and the Administrative Agent within 90 days of the date on which a responsible officer of such Affected Party has actual knowledge of any event occurring after the date hereof which will entitle such Affected Party to compensation pursuant to this Section 4.02. Seller shall have no liability pursuant to this Section 4.02 to any Affected Party for additional costs or reductions of amounts received that were incurred more than 90 days prior to the date on which a responsible officer of such Affected Party had actual knowledge of such additional cost or reduced amount.

     (d) In determining any amount provided for or referred to in this Section 4.02, an Affected Party may use any reasonable assumptions and averaging and attribution methods that it (in its reasonable sole discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.02 shall submit to Seller a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, subject to the previous sentence, in the absence of manifest error, be conclusive and binding upon the Seller.

     (e) Each Affected Party that makes a claim pursuant to this Section 4.02 shall, upon Seller's request, take all reasonable actions to mitigate the amounts that may be due under this Section 4.02, provided that, in such Affected Party's sole discretion, such actions shall not result in any cost or other adverse consequence to such Affected Party.

     (f) In the event that any Purchaser requests compensation pursuant to this
Section 4.02 or the obligation of any Purchaser to make or maintain Eurodollar Undivided Interests is suspended pursuant to this Agreement (such Purchaser, an "Affected Purchaser") then, so long as such condition exists, Seller may, after the date that is 30 days after the date of such request or suspension, either:

          (i) (x) designate a bank or other financial institution (the "Replacement Purchaser") acceptable to the Administrative Agent to assume the Affected Purchaser's Commitment and to purchase the Affected Purchaser's interest in the Undivided Interests and other rights hereunder, all without recourse to or representation or warranty by, or expense to, the Affected Purchaser, for a purchase price equal to the such Affected Purchaser's Total Purchasers' Investment, plus all accrued, plus all unpaid Earned Discount thereon and accrued and unpaid Commitment Fee owing to the Affected Purchaser, and upon such assumption and payment, and subject to the execution and delivery to the Administrative Agent of an Assignment Agreement, the Replacement Purchaser shall succeed to the rights and obligations of the Affected Purchaser hereunder and the other Agreement Documents and (y) pay to the Affected Purchaser all other amounts payable to such Affected Purchaser hereunder, including amounts due pursuant to
     Section 4.03; or

          (ii) (x) terminate the Commitment of the Affected Purchaser and (y) pay to the Affected Purchaser such Affected Purchaser's Total Purchasers' Investment, plus all accrued and unpaid Earned Discount thereon and accrued and unpaid Commitment Fee owing to the Affected Purchaser, plus all other amounts owed to such Affected Purchaser hereunder, including any amounts due pursuant to Section 4.03, in which case the Purchase Limit shall be reduced by the amount of such Affected Purchaser's Commitment and the remaining Purchasers' Percentages shall be adjusted to reflect such reduction.

In the event that Seller exercises its rights under clause (ii) above, Seller may, not later than the date that is 60 days after such exercise, designate a Replacement Purchaser acceptable to the Administrative Agent to assume the Commitment of the Affected Purchaser, and subject to the execution and delivery by such Replacement Purchaser of an Assignment Agreement, such Replacement Purchaser shall be added as a Purchaser hereunder, the Purchase Limit shall be increased by the amount of the Commitment assumed by such Replacement Purchaser, the Purchasers' Percentages shall be adjusted to reflect such increase and such Replacement Purchaser shall fund the amount necessary to fully fund the amount of Aggregate Purchasers' Investment then permitted to be outstanding pursuant to
Section 1.01. Seller may not exercise its rights under this Section 4.02(f) (i) with respect to any Affected Purchaser unless the Seller simultaneously exercises such rights with respect to all Affected Purchasers, or (ii) if a Termination Event or Unmatured Termination Event exists.

     SECTION 4.03. Funding Losses. In the event that any Purchaser shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to make any Purchase or maintain any Undivided Interest) as a result of (i) any settlement with respect to any portion of the Aggregate Purchasers' Investment being made on any day other than the scheduled last day of an applicable Settlement Period with respect thereto, including, without limitation, any payment pursuant to Section 3.03(b), or (ii) any Purchase not being made in accordance with a request therefor under Section 1.02, then, within thirty days of written notice from such Purchaser to Seller and the Administrative Agent, Seller shall pay to such Purchaser the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Seller.

                                   ARTICLE V

                            CONDITIONS OF PURCHASES

     SECTION 5.01. Conditions Precedent to Initial Purchase. The initial Purchase hereunder is subject to the condition precedent that the Administrative Agent shall have received on or before the date of such Purchase the following, each (unless otherwise indicated) dated such date, in form and substance satisfactory to the Administrative Agent and each Purchaser:

     (a) This Agreement, duly executed by the parties hereto;

     (b) A copy of the resolutions of the Board of Directors of each Terra Party (or, in the case of a partnership, of the general partner of such Terra Party) approving the execution, delivery and performance of each Agreement Document to be delivered by it hereunder or in connection herewith and the transactions contemplated thereby;

     (c) Good standing certificates for each Terra Party issued by the Secretaries of State of the state of such Person's incorporation and such Person's principal place of business as of a recent date;

     (d) A certificate of the Secretary or Assistant Secretary of each Terra Party (or, in the case of a partnership, of the general partner of such Terra Party) certifying the names and true signatures of the officers authorized on its behalf to sign the Agreement Documents to be delivered by it hereunder or in connection herewith (on which certificate the Administrative Agent and Purchasers may conclusively rely until such time as the Administrative Agent shall receive from such Person a revised certificate meeting the requirements of this subsection (d));

     (e) The Articles of Incorporation of each Terra Party that is a corporation duly certified by the Secretary of State of the state of such Person's incorporation as of a recent date acceptable to Administrative Agent, together with a copy of the By-laws of such Person, duly certified by the Secretary or an Assistant Secretary of such Person; in the case of each Terra Party that is a partnership, a copy of such Person's partnership agreement, duly certified by the Secretary or an Assistant Secretary of the general partners; in the case of each Terra Party that is a limited liability company, a copy of such Person's certificate of formation and operating agreement duly certified by the Secretary or an Assistant Secretary of a member;

     (f) Acknowledgment copies of proper Financing Statements (Form UCC-1), filed on or prior to the date of the initial

Purchase, naming (i) each Originator as the debtor and seller of Receivables, Seller as the secured party and purchaser and the Administrative Agent as the assignee and (ii) Seller as the debtor and seller of Receivables or an undivided interest therein and the Administrative Agent, for the benefit of the Purchasers, as the secured party and purchaser, or other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Seller's and Purchasers' interests in the Pool Assets; and termination statements or releases with respect to each Financing Statement filed by any other Person that covers any Pool Asset;

     (g) A search report provided in writing to the Administrative Agent by LEXIS Document Services (or other report acceptable to the Administrative Agent), listing all effective financing statements that name Seller or any Originator as debtor or seller and that are filed in the jurisdictions in which filings were made pursuant to subsection (f) above and in such other jurisdictions as the Administrative Agent shall reasonably request, together with copies of such financing statements (none of which shall cover any Pool Asset, except for those for which releases have been delivered to the Administrative Agent);

     (h) Duly executed copies of Lock-Box Agreements with each of the Lock-Box Banks and duly executed copies of the Collection Bank Notice to each of the Collection Banks;

     (i) Opinions of McDermott, Will & Emery, counsel to the Terra Parties in substantially the form of Exhibit 5.01(i)-1 and 5.01(i)-2, respectively, and of George Valentine, general counsel to the Terra Parties substantially in the form of Exhibit 5.01(i)-3;

     (j) The Purchase and Sale Agreement, duly executed by the parties thereto, and the Initial Purchaser Notes, duly executed by Seller;

     (k) Such powers of attorney as the Administrative Agent shall reasonably request to enable the Administrative Agent to collect all amounts due under any and all Pool Receivables;

     (l) A duly executed copy of a Periodic Report calculated as of July 31, 1996 (or such later date as information is available);

     (m) A field review report by Price Waterhouse, dated October 30, 1995, with respect to a field review of the Originators' books and records relating to the Receivables (which is hereby acknowledged to have been received);

     (n) The Fee Letter duly executed by Seller;

     (o) A listing by Obligor of all Eligible Receivables in the Receivables Pool as of the most recent Month End Date;

     (p) The Parent Agreement duly executed by the Parent; and

     (q) Such other documents, opinions and instruments as any Purchaser or the Administrative Agent may reasonably request.

     SECTION 5.02. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each Reinvestment hereunder shall be subject to the further conditions precedent ("Conditions Precedent") that on the date of such Purchase or Reinvestment the following statements shall be true (and Seller by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment shall be deemed to have certified that):

          (i) The representations and warranties contained in Article VI are correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

          (ii) No event has occurred and is continuing, or would result from such Purchase or Reinvestment, which constitutes a Termination Event or Unmatured Termination Event,

          (iii) After giving effect to each proposed Purchase or Reinvestment, the Aggregate Purchasers' Investments will not exceed the Purchase Limit and Aggregate Required Allocations will not exceed the Required Allocations Limit, and

          (iv) The Commitment Termination Date shall not have occurred.

Notwithstanding the occurrence of an Unmatured Termination Event (i) any Reinvestment being made with the proceeds of Collections that were, on the same day, applied in reduction of the Purchasers' Investment, and (ii) any other Reinvestment or any Purchase on any day which does not cause the Aggregate Purchasers' Investments, after giving effect to such Reinvestment or Purchase (and any Reinvestment referred to in clause (i) next above) to exceed the Aggregate Purchasers' Investments as of the opening of business on such day shall be permitted.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

     SECTION 6.01. Representations and Warranties of Seller. Seller represents and warrants as follows:

     (a) Organization and Good Standing. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables.

     (b) Due Qualification. Seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in Iowa and in all jurisdictions where the failure to preserve and maintain such qualification, licenses or approvals would reasonably be expected to have a Material Adverse Effect.

     (c) Power and Authority; Due Authorization. Seller (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Agreement Documents to be executed and delivered in connection herewith (B) carry out the terms of the Agreement Documents to which it is a party and (C) sell and assign Undivided Interests on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate action the execution, delivery, and performance of this Agreement and the other Agreement Documents and the sale and assignment of the Undivided Interests on the terms and conditions herein provided.

     (d) Valid Sale; Binding Obligations. This Agreement constitutes a valid sale, transfer, and assignment of the Undivided Interests from time to time purchased hereunder to the Administrative Agent, for the benefit of the Purchasers, enforceable against creditors of, and purchasers from, Seller; and this Agreement constitutes, and each other Agreement Document to be signed by Seller when duly executed and delivered will constitute, a legal, valid and binding obligation of Seller enforceable in accordance with its terms, except, in the case of all the foregoing clauses, as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or by-laws of Seller, or (ii) conflict with or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, loan agreement, mortgage, deed of trust, agreement or instrument to which Seller is a party or by which it or any of its properties is bound, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect, (iii) result in the creation or imposition of any Adverse Claim upon any of Seller's properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iv) violate any law or any order, rule, or regulation applicable to Seller of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller or any of its properties which violation could reasonably be expected to have a Material Adverse Effect.

     (f) No Proceedings. There are no proceedings or investigations pending, or, to Seller's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Agreement Document, (ii) seeking to prevent the sale and assignment of any of the Undivided Interests, or the consummation of any of the other transactions contemplated by this or any other Agreement Document, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

     (g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

     (h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Seller of this Agreement or any other Agreement Document, except for the filing of the UCC Financing Statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

     (i) Financial Condition. (w) The balance sheet of Seller as at the date hereof, and after giving effect hereto, certified by a Responsible Officer, copies of which have been furnished to the Administrative Agent, fairly present the financial position and business of Seller as at such date, all in accordance with GAAP, and (x) since the date of Seller's formation, there has been no material adverse change in any such condition, business or operations.

     (j) Litigation. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and, to Seller's knowledge, no threat by any person has been made to attempt to obtain any such decision that would prevent, Seller from conducting a significant part of its business operations.

     (k) Margin Regulations. The use of all funds obtained by Seller under this Agreement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

     (l) Quality of Title. Each Pool Asset is owned by Seller free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser, any assignee thereof or by the Administrative Agent) except as created hereby; when each Purchaser makes a Purchase it (or the Administrative Agent on its behalf) shall have acquired and shall continue to have maintained a valid and perfected first priority undivided percentage ownership interest to the extent of its Undivided Interest in each Pool Asset, free and clear of any Adverse Claim (other than any Adverse Claim arising solely as the result of any action taken by a Purchaser, any assignee thereof or by the Administrative Agent) except as created hereby; and no effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office except such as may be filed in favor of an Originator in accordance with the Contracts, in favor of the Administrative Agent in accordance with this Agreement, in favor of the consignor or assignor with respect to (and only with respect) to Consigned Inventory or in connection with any Adverse Claim arising solely as the result of any action taken by a Purchaser, any assignee thereof or by the Administrative Agent. Notwithstanding anything set forth in this Section 6.01(l) or otherwise in this Agreement, Pool Receivables that relate to the sale of Consigned Inventory may be subject to the prior claims of the consignor or assignor thereof.

     (m) Accurate Reports. No Periodic Report (if prepared by Seller or to the extent that information contained therein was supplied by Seller), information, exhibit, financial statement, document, book, record or report furnished by Seller to the Administrative Agent or any Purchaser in connection with this Agreement was, in light of the circumstances made, inaccurate or incomplete in any material respect as of the date it was dated or (except as otherwise disclosed to the Administrative Agent or such Purchaser, as the case may be, at such time) as of the date so furnished.

     (n) Offices; Trade Names. The chief place of business and chief executive office of Seller are located at the address of Seller referred to in Section
13.02 and the offices where Seller keeps all its books, records and documents evidencing Pool Assets are located at the addresses specified in Exhibit 6.01(n) (or at such other locations, notified to the Administrative Agent in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed). Seller is not, nor at any time during the prior five years has been, known by any other name (including any trade name) except as set forth in Exhibit 6.01(n).

     (o) Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the lock-box accounts and concentration accounts of Seller at such Lock-Box Banks, are specified in Exhibit 6.01(o)-1 (or have been notified to the Administrative Agent in accordance with Section 7.03(d)). The names and addresses of all Collection Banks, together with the account numbers of Seller's accounts, are specified in Exhibit 6.01(o)-2, as updated pursuant to Section 7.01(h).

     (p) Eligible Receivables. Each Receivable included in the Net Pool Balance as an Eligible Receivable shall in fact be an Eligible Receivable on the date of the Purchase of, or Reinvestment in, such Receivable or other date of the calculation of Net Pool Balance.

     (q) Transfers. No Purchase of an interest in Receivables by any Purchaser from Seller constitutes a fraudulent transfer or fraudulent conveyance or is otherwise void, voidable or subordinated under similar laws or principles, the doctrine of equitable subordination or for any other reason.

     (r) Solvency. Immediately after giving effect to each of Seller's obligations now or hereafter arising pursuant to any Agreement Document, Seller will be Solvent.

     SECTION 6.02. Representations and Warranties of Terra Capital. Terra Capital represents and warrants as follows:

     (a) Organization and Good Standing. Terra Capital has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

     (b) Due Qualification. Terra Capital is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in Iowa and in all jurisdictions where the failure to preserve and maintain such qualification, licenses or approvals would reasonably be expected to have a Material Adverse Effect.

     (c) Power and Authority; Due Authorization. Terra Capital (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Agreement Documents to be executed and delivered in connection herewith and (B) carry out the terms of the Agreement Documents to which it is a party and (ii) has duly authorized by all necessary corporate action the execution, delivery, and performance of this Agreement and the other Agreement Documents to which it is a party.

     (d) Binding Obligations. This Agreement constitutes, and each other Agreement Document to be signed by Terra Capital when duly executed and delivered will constitute, a legal, valid and binding obligation of Terra Capital enforceable in accordance with its terms, except, in the case of all the foregoing clauses, as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

     (e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Agreement Documents and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the articles of incorporation or by-laws of Terra Capital, or (ii) conflict with or result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under any indenture, loan agreement, mortgage, deed of trust, agreement or instrument to which Terra Capital is a party or by which it or any of its properties is bound, which conflict, breach or default could have a Material Adverse Effect, (iii) result in the creation or imposition of any Adverse Claim upon any of Terra Capital's properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iv) violate any law or any order, rule, or regulation applicable to Terra Capital of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Terra Capital or any of its properties which violation could have a Material Adverse Effect.

     (f) No Proceedings. There are no proceedings or investigations pending, or, to Terra Capital's knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Agreement Document, (ii) seeking to prevent the sale and assignment of any of the Undivided Interests, or the consummation of any of the other transactions contemplated by this or any other Agreement Document, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

     (g) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Terra Capital of this Agreement or any other Agreement Document.

     (h) Financial Condition. (w) The consolidated balance sheets of Parent and its consolidated subsidiaries as at December 31, 1995, and the related consolidated statements of income and shareholders' equity of Parent and its consolidated subsidiaries for the fiscal year then ended certified by Deloitte & Touche, independent accountants, copies of which have been furnished to the Administrative Agent, fairly present the consolidated financial position and business of Parent and its consolidated subsidiaries as at such dates and the consolidated results of the operations of Parent and its consolidated subsidiaries for the periods ended on such dates, all in accordance with GAAP, and (x) since December 31, 1995 there has been no material adverse change in any such condition, business or operations.

     (i) Litigation. No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and, to Terra Capital's knowledge, no threat by any person has been made to attempt to obtain any such decision that would prevent, Terra Capital from conducting a significant part of its business operations.

     (j) Accurate Reports. No Periodic Report (if prepared by Terra Capital or to the extent that information contained therein was supplied by Terra Capital), information, exhibit, financial statement, document, book, record or report furnished by Terra Capital to the Administrative Agent or any Purchaser in connection with this Agreement was, in light of the circumstances made, inaccurate or incomplete in any material respect as of the date it was dated or (except as otherwise disclosed to the Administrative Agent or such Purchaser, as the case may be, at such time) as of the date so furnished.

     (k) Solvency. Immediately after giving effect to each of Terra Capital's obligations now or hereafter arising pursuant to any Agreement Document, Terra Capital will be Solvent.


                                  ARTICLE VII

                               GENERAL COVENANTS

     SECTION 7.01. Affirmative Covenants of Seller. From the date hereof until the End Date, unless the Required Purchasers shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Seller will comply in all material respects with all laws, rules, regulations and orders with respect to the Pool Receivables and related Contracts, or otherwise applicable to it or its property.

     (b) Preservation of Corporate Existence. Seller will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would reasonably be expected to have a Material Adverse Effect.

     (c) Audits. Seller will at any time and from time to time during regular business hours, permit the Administrative Agent or any Purchaser, or its agents or representatives, upon 5 Business Days' notice (provided that no such notice shall be required if a Termination Event has occurred and is continuing) (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Seller relating to Pool Receivables; and (ii) to visit the offices and properties of Seller for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables or Seller's performance hereunder with any of the officers or employees of Seller having knowledge of such matters.

     (d) Keeping of Records and Books of Account. Seller will maintain and implement, or cause to be maintained or implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool

Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

     (e) Performance and Compliance with Receivables and Contracts. Seller will at its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all purchase orders and other agreements related to such Pool Receivables.

     (f) Location of Records. Seller will keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Assets at the address(es) of Seller referred to in Section 6.01(n) or, upon 15 days' prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

     (g) Credit and Collection Policies. Seller will comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

     (h) Collections. Seller will, on the date hereof and on each anniversary thereof and, after the occurrence and during the continuance of a Termination Event, upon the Administrative Agent's request provide to the Administrative Agent a complete and accurate list of all bank accounts in which Collections of Pool Receivables are deposited. Seller will cause each such account to be swept regularly (but in no event less often than weekly) to a concentration account at a Lock-Box Bank. Seller will cause each of its local offices to deposit any Collections received by such office to an account at a Collection Bank that is swept as set forth in the previous sentence.

     (i) Taxes. Seller will pay all federal, state and local taxes owing by it on or before the date due, provided that Seller shall not be required to pay any such tax that is being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained to the extent required by GAAP. Seller will maintain at all times reserves (in the form of cash or Receivables in excess of those required to maintain the Required Allocations Limit) at least equal to its then Estimated Taxes.

     SECTION 7.02. Reporting Requirements of Seller. From the date hereof until the End Date, Seller will unless the Required Purchasers shall otherwise consent in writing, furnish to the Administrative Agent:

     (a) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Seller, copies of its balance sheets as at the end of such quarter and the related statements of earnings and shareholders' equity for the Fiscal Quarter then ended, prepared in reasonable detail and in accordance with GAAP and certified by the chief financial or accounting officer of Seller;

     (b) Annual Financial Statements. As soon as available and in any event within 110 days after the end of each Fiscal Year of Seller, copies of its balance sheets as at the end of such fiscal year, and the related statements of earnings, shareholders' equity and cash flows for the Fiscal Year then ended, prepared in reasonable detail and in accordance with GAAP, and certified by Deloitte & Touche or other nationally recognized independent certified accountants, together with a certificate from Seller's chief financial or accounting officer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or, if such event has occurred and is continuing, the nature and status thereof;

     (c) Termination Events. As soon as possible and in any event within five Business Days after a Responsible Officer has become aware of the occurrence of each Termination Event and each Unmatured Termination Event, a written statement of a Responsible Officer setting forth details of such Termination Event or Unmatured Termination Event and the action that Seller proposes to take with respect thereto;

     (d) Litigation. As soon as possible and in any event within 10 days of knowledge thereof by a Responsible Officer, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect, unless Seller is insured with respect thereto and the insurer, except to the extent covered by permitted self insurance, has assumed responsibility therefor in writing and (ii) any material adverse development in previously disclosed litigation; and

     (e) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of Seller as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent or of Purchasers under or as contemplated by this Agreement.

     SECTION 7.03. Negative Covenants of Seller. From the date hereof until the End Date, without the prior written consent of the Required Purchasers:

     (a) Sales, Liens, Etc. Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Pool Asset, or assign any right to receive income from or in respect of any of the foregoing, except pursuant to this Agreement and except the Adverse Claims of consignors and assignors of Consigned Inventory.

     (b) Extension or Amendment of Receivables. Except as set forth in Section 8.02(c), Seller will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, if such extension, amendment, modification or waiver would impair the ultimate collectibility of such Pool Receivable or otherwise materially adversely affect the rights of any Purchaser or the Administrative Agent hereunder or in the Pool Receivables or the Related Security.

     (c) Change in Business or Credit and Collection Policy. Seller will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Pool Receivable (other than changes that relate solely to Receivables that are not Eligible Receivables).

     (d) Change in Payment Instructions to Obligors. Seller will not add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 6.01(o), unless the Administrative Agent shall have received notice of such addition, termination or change and duly executed copies of a Lock-Box Agreement with each new Lock-Box Bank. Seller will not make any change in its instructions to each Collection Bank with respect to the regular (but in no event less often than weekly) sweeps of the accounts at such Collection Bank to a Lock-Box Bank.

     (e)  Mergers.  Seller will not be a party to any merger or consolidation.

     (f) Accurate Reports. Seller will not permit any Periodic Report (if prepared by Seller or to the extent that information contained therein was supplied by Seller), information, exhibit, financial statement, document, book, record or report furnished by Seller to the Administrative Agent or any Purchaser in connection with this Agreement to be, in light of the circumstances made, inaccurate or incomplete in any material respect as of the date it is dated or (except as otherwise disclosed to the Administrative Agent or such Purchaser, as the case may be, at such time) as of the date so furnished.

     (g) Transfers. Seller will not allow any Purchase of an interest in Receivables by Purchasers from Seller to constitute a fraudulent transfer or fraudulent conveyance or to otherwise be void, voidable or subordinated under similar laws or principles, the doctrine of equitable subordination or for any other reason.

     (h) Other Business. Seller will not engage in any business other than the transactions contemplated by the Agreement Documents; incur any indebtedness, obligation, liability or contingent obligation of any kind other than (i) pursuant to this Agreement, the Management Agreement, the Initial Purchaser Notes or the Purchase and Sale Agreement, (ii) taxes owed in the ordinary course of business and (iii) other operating expenses incurred in the ordinary course of business that do not exceed $4,995 in the aggregate at any time; form any Subsidiary or make any investments in any other Person (other than investments in cash equivalents and purchases of Receivables pursuant to the Purchase and Sale Agreement).

     (i) Certificate of Incorporation; Purchase Agreement. Seller will not amend, modify, terminate, revoke or waive Article Third, Fourth or Eleventh of its certificate of incorporation, any Initial Purchaser Note or the Purchase and Sale Agreement.

     (j) Net Worth. Seller will not permit its tangible net worth to be less than $2,500,000.

     (k) Change in Name. Seller will not change its name unless Seller has provided the Administrative Agent with at least 30 days' prior written notice thereof and shall have taken all action required by Section 8.05.

     SECTION 7.04. Affirmative Covenants of Terra Capital. From the date hereof until the End Date, unless the Required Purchasers shall otherwise consent in writing:

     (a) Compliance with Laws, Etc. Terra Capital will comply in all material respects with all laws, rules, regulations and orders with respect to the Pool Receivables and related Contracts, or otherwise applicable to it or its property.

     (b) Preservation of Corporate Existence. Terra Capital will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, except as allowed pursuant to Section 7.06(d), and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

     (c) Audits. Terra Capital will at any time and from time to time during regular business hours, permit the Administrative

Agent or any Purchaser, or its agents or representatives, upon 5 Business Days' notice (provided that no such notice shall be required if a Termination Event has occurred and is continuing) (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Terra Capital relating to Pool Receivables; and (ii) to visit the offices and properties of Terra Capital for the purpose of examining such materials described in clause
(i) next above, and to discuss matters relating to Pool Receivables or Terra Capital's performance hereunder with any of the officers or employees of Terra Capital having knowledge of such matters.

     (d) Keeping of Records and Books of Account. Terra Capital will maintain and implement, or cause to be maintained or implemented, administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, or cause to be kept and maintained, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

     (e) Location of Records. Terra Capital will keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Assets at the address(es) of Terra Capital referred to in
Section 13.02 or, upon 15 days' prior written notice to the Administrative Agent, at such other locations set forth in such notice.

     (f) Credit and Collection Policies. Terra Capital will comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

     (g) Collections. Terra Capital will, on the date hereof and on each anniversary thereof and, after the occurrence and during the continuance of a Termination Event, upon the Administrative Agent's request provide to the Administrative Agent a complete and accurate list of all bank accounts in which Collections of Pool Receivables are deposited. Terra Capital will cause each such account to be swept regularly (but in no event less often than weekly) to a concentration account at a Lock-Box Bank. Terra Capital will cause each of its local offices to deposit any Collections received by such office to an account at a Collection Bank that is swept as set forth in the previous sentence.

     SECTION 7.05. Reporting Requirements of Terra Capital. From the date hereof until the End Date, Terra Capital will unless the Required Purchasers shall otherwise consent in writing, furnish to the Administrative Agent:

     (a) Parent's Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Parent, copies of the consolidated balance sheets as at the end of such quarter and the consolidated related statements of earnings and shareholders' equity for the Fiscal Quarter then ended, prepared in reasonable detail and in accordance with GAAP and certified by the chief financial or accounting officer of Parent.

     (b) Parent's Annual Financial Statements. As soon as available and in any event within 110 days after the end of each Fiscal Year of Parent, copies of the consolidated balance sheets as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders' equity and cash flows for the Fiscal Year then ended, prepared in reasonable detail and in accordance with GAAP, and, with respect to the consolidated statements, certified by Deloitte & Touche or other nationally recognized independent certified accountants, together with a certificate from Parent's chief financial or accounting officer stating that no Termination Event or Unmatured Termination Event has occurred and is continuing, or if such event has occurred and is continuing, the nature and status thereof;

     (c) Reports to Holders and Exchanges. In addition to the reports required by subsections (a) and (b) next above, promptly upon the Administrative Agent's reasonable request, copies of any reports specified therein which Parent sends to any of the holders of its publicly held securities and which is relevant to the protection of the interests of the Administrative Agent or of the Purchasers under or as contemplated by this Agreement, and any reports or registration statements that Parent files with the Securities and Exchange Commission or any national securities exchange (including the reports filed by Parent on Forms 10-Q and 10-K), other than registration statements relating to employee benefit plans, to stock plans for dealers and/or distributors and to registrations of securities for selling Security holders;

     (d) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event as defined in Article IV of ERISA as to which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation which Terra Capital files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Terra Capital receives from the Pension Benefit Guaranty Corporation;

     (e) Termination Events. As soon as possible and in any event within five Business Days after a Responsible Officer has become aware of the occurrence of each Termination Event and each Unmatured Termination Event, a written statement of a Responsible Officer setting forth details of such Termination Event or Unmatured Termination Event and the action that Terra Capital proposes to take with respect thereto;

     (f) Litigation. As soon as possible and in any event within 10 days of knowledge thereof by a Responsible Officer, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect, unless Terra Capital is insured with respect thereto and the insurer, except to the extent covered by permitted self insurance, has assumed responsibility therefor in writing and (ii) any material adverse development in previously disclosed litigation; and

     (g) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of Terra Capital as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent or of Purchasers under or as contemplated by this Agreement.

     SECTION 7.06. Negative Covenants of Terra Capital. From the date hereof until the End Date, without the prior written consent of the Required
Purchasers:

     (a) Extension or Amendment of Receivables. Except as set forth in Section 8.02(c), Terra Capital will not extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto, if such extension, amendment, modification or waiver would impair the ultimate collectibility of such Pool Receivable or otherwise materially adversely affect the rights of any Purchaser or the Administrative Agent hereunder or in the Pool Receivables or the Related Security.

     (b) Change in Business or Credit and Collection Policy. Terra Capital will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Pool Receivable (other than changes that relate solely to Receivables that are not Eligible Receivables).

     (c) Change in Payment Instructions to Obligors. Terra Capital will not add or terminate any bank as a Lock-Box Bank from those listed in Exhibit 6.01(o), unless the Administrative Agent shall have received notice of such addition, termination or change and duly executed copies of a Lock-Box Agreement with each new Lock-Box Bank. Terra Capital will not make any change in its instructions to each Collection Bank with respect to the regular (but in no event less often than weekly) sweeps of the accounts at such Collection Bank to a Lock-Box Bank.

     (d) Mergers, etc. Terra Capital will not merge with or into, or consolidate with or into, any Person, or permit any Subsidiary to merge with or into, or consolidate with or into, any Person, except as permitted under the Amended and Restated Credit Agreement, dated as of December 14, 1995 (as amended, waived, supplemented or replaced from time to time, the "Credit Agreement"); provided, however that no amendment, waiver, supplement or replacement to or of the Credit Agreement shall be effective for purposes of this Section 7.06(d) if, at the time such amendment, waiver, supplement or replacement is adopted or approved, neither BAI nor any Affiliate of BAI is a "Lender", an "Issuing Bank" or a participant under the Credit Agreement (in which case, the provision with respect to merger and consolidation as in effect prior to such amendment, waiver, supplement or replacement shall remain in effect for purposes of this
Section 7.06(d), unless otherwise specified by the Administrative Agent in writing). If the Credit Agreement is terminated prior to the End Date, the provision with respect to merger and consolidation as in effect prior to such termination shall remain in effect for purposes of this Section 7.06(d).

     (e) Accurate Reports. Terra Capital will not permit any Periodic Report (if prepared by Terra Capital or to the extent that information contained therein was supplied by Terra Capital), information, exhibit, financial statement, document, book, record or report furnished by Terra Capital to the Administrative Agent or any Purchaser in connection with this Agreement to be, in light of the circumstances made, inaccurate or incomplete in any material respect as of the date it is dated or (except as otherwise disclosed to the Administrative Agent or such Purchaser, as the case may be, at such time) as of the date so furnished.

     SECTION 7.07 Separate Existence. Each of Seller and Terra Capital hereby acknowledges that each Purchaser and the Administrative Agent, are entering into the transactions contemplated by this Agreement and the other Agreement Documents in reliance upon Seller's identity as a legal entity separate from each other Terra Party. Therefore, from and after the date hereof, each of Seller and Terra Capital shall take all steps specifically required by this Agreement or by any Purchaser or Administrative Agent to continue Seller's identity as a separate legal entity and to make it apparent to third Persons that Seller is an entity with assets and liabilities distinct from those of any other Terra Party and any other Person, and is not a division of any other Terra Party or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of Seller and Terra Capital shall take such actions as shall be required in order that:

          (a) Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing or otherwise acquiring, owning, holding, granting security interests, or selling interests, in Pool Assets or other receivables, entering into agreements for the selling and servicing of receivables, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

          (b) Seller shall not engage in any business or activity, or incur any indebtedness or liability other than as expressly permitted or contemplated by the Agreement Documents;

          (c) The Preferred Stock shall be owned by an individual or entity who is not a direct, indirect or beneficial stockholder, partner, officer, director, employee, affiliate, associate, or supplier of Parent or any Related Party (other than the beneficial ownership of the Preferred Stock and stock of Parent or its Affiliates owned through mutual funds or retirement plans over which such Person has no direct control), or the spouse, parent or sibling of any of the foregoing. For purposes of this
     Section 7.07, (i) "associate" and "supplier" means a Person who provides goods or services to Parent or any Related Party that generate revenues for such Person in an amount equal to 5% or more of such Person's annual net revenues, and (ii) "Related Party" means a Subsidiary of Parent, or a partnership in which Parent or its Subsidiary is the general partner or a limited partner with more than 5% of the limited partnership interests in such partnership, or a limited liability company in which Parent or its Subsidiary is a member. The certificate of incorporation of Seller shall provide that (i) Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to Seller unless the holder of the Preferred Stock shall approve the taking of such action in writing prior to the taking of such action and
     (ii) such provision cannot be amended without the prior written consent of the holder of the Preferred Stock;

          (d) Any employee, consultant or agent of Seller will be compensated from Seller's funds for services provided to Seller. Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Agreement Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicer's Fee and a manager, which manager will be fully compensated from Seller's funds;

          (e) Seller will contract with Servicer to perform for Seller all operations required on a daily basis to service the Receivables Pool. Seller will pay Servicer the Servicer's Fee pursuant hereto. Seller will not incur any material indirect or overhead expenses for items shared with Terra Capital (or any other Affiliate thereof) which are not reflected in the Servicer's Fee or the fee to Terra Capital in its role as manager for Seller. To the extent, if any, that Seller (or any other Affiliate thereof) share items of expenses not reflected in the Servicer's Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Terra Capital shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Agreement Documents, including, without limitation, legal, agency and other fees;

          (f) Seller's operating expenses will not be paid by Terra Capital or any other Affiliate thereof (except for expenses paid by Terra Capital that are reimbursed pursuant to the manager's fee);

          (g) Seller will have its own stationery;

          (h) Seller's books and records will be maintained separately from those of Terra Capital and any other Affiliate thereof;

          (i) All financial statements represented by the audited annual report and SEC Form 10-K of Parent will contain detailed notes clearly stating that (A) all of Seller's assets are owned by Seller, and (B) Seller is a separate entity with creditors who have received security interests in Seller's assets;

          (j) Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Terra Capital or any Affiliate thereof;

          (k) Seller will strictly observe corporate formalities in its dealings with Terra Capital or any Affiliate thereof, and funds or other assets of Seller will not be commingled with those of Terra Capital or any Affiliate thereof except as permitted or contemplated by the Agreement Documents. Seller shall not maintain joint bank accounts or other depository accounts to which Terra Capital or any Affiliate thereof (other than Terra Capital or an Originator in its capacity as Servicer or Subservicer, respectively) has independent access. Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of Terra Capital or any Affiliate of Terra Capital (other than Seller). Seller will pay to the appropriate Affiliate its allocable portion of the premium payable with respect to any insurance policy that covers Seller and such Affiliate; and

          (l) Seller will maintain arm's-length relationships with Terra Capital (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to Seller will be compensated by Seller at market rates for such services it renders or otherwise furnishes to Seller. Neither Seller nor Terra Capital will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. Seller and Terra Capital will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.


                                  ARTICLE VIII

                         ADMINISTRATION AND COLLECTION

     SECTION 8.01. Designation of Servicer. (a) Terra Capital as Initial Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder ("Servicer") from time to time in accordance with this Section 8.01. Until the Administrative Agent gives to Terra Capital a Successor Notice, Terra Capital is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof. The Administrative Agent agrees not to provide Terra Capital with the Successor Notice until after the occurrence of any Servicer Transfer Event, in which case such Successor Notice may be given at any time in the Administrative Agent's discretion (and shall be given by the Administrative Agent at the request of the Required Purchasers).

     (b) Successor Notice. Upon Terra Capital's receipt of a notice from the Administrative Agent of the Administrative Agent's designation of a new Servicer (a "Successor Notice") Terra Capital agrees that it will terminate its activities as Servicer hereunder in a manner which the Administrative Agent believes will facilitate the transition of the performance of such activities to the new Servicer, and the Administrative Agent (or its designee) shall assume each and all of Terra Capital's said obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth and Terra Capital shall use its best efforts to assist the Administrative Agent (or its designee) in assuming such obligations. If Terra Capital disputes the occurrence of a Servicer Transfer Event, Terra Capital may take appropriate action to resolve such dispute; provided that Terra Capital must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Administrative Agent as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute.

     (c) Subcontracts. Servicer may, with the prior consent of the Administrative Agent, subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Transfer Event; it being understood, that Administrative Agent hereby consents to the appointment of each Originator pursuant to the Purchase and Sale Agreement as a Subservicer with respect to the Pool Receivables originated by it.

     SECTION 8.02. Duties of Servicer. (a) Appointment; Duties in General. Each of Seller, each Purchaser and the Administrative Agent hereby appoints as its agent Servicer from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security and the related Contracts. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

     (b) Allocation of Collections; Segregation. Servicer shall set aside for the account of Seller and Purchasers their respective allocable shares of the Collections of Pool Receivables in accordance with Sections 3.01 and 3.02 but shall not be required (unless otherwise requested by the Administrative Agent after the occurrence and during the continuance of a

Termination Event) to segregate the funds constituting such portions of such Collections, prior to the remittance thereof in accordance with said Sections. If instructed by the Administrative Agent after the occurrence of a Termination Event or a Run Off Day, Servicer shall segregate and deposit with a bank (which may be BofA) designated by the Administrative Agent such allocable shares of Collections of Pool Receivables set aside for Purchasers within two Business Days following receipt by Servicer of such Collections in immediately available funds.

     (c) Modification of Receivables. So long as no Termination Event or Purchase Termination Event shall have occurred and be continuing, Terra Capital, while it is Servicer, may, in accordance with reasonable business judgment and the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Delinquent or Defaulted Receivable as Terra Capital may determine to be appropriate to maximize Collections thereof, (ii) prior to the Termination Date, in the ordinary course of such Servicer's (or Subservicer's) business extend the maturity of Pool Receivables not constituting a material portion of the Receivables Pool in order to maximize the volume of Receivables sold to Seller, and (iii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.03(a).

     (d) Documents and Records. Subject to Section 8.03(c)(iii), Seller shall deliver, or cause to be delivered, to Servicer, and Servicer shall hold in trust for Seller and Purchasers, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

     (e) Certain Duties to Seller. Servicer shall, as soon as practicable following receipt of good funds, turn over to Seller subject to Section 3.02, that portion of Collections of Pool Receivables representing its undivided interest therein, less all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicer's Fee received by it, plus all collections received by it of Receivables that are not Pool Receivables. Servicer, shall, as soon as practicable upon demand, deliver to Seller copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

     (f) Termination. Servicer's authorization under this Agreement shall terminate on the End Date.

     SECTION 8.03. Rights of the Administrative Agent. (a) Notice to Obligors. At any time after the occurrence of a

Servicer Transfer Event the Administrative Agent may notify the Obligors of Pool Receivables, or any of them, of the ownership of Undivided Interests by Purchasers.

     (b) Notice to Lock-Box and Collection Banks. At any time following the occurrence of a Termination Event, the Administrative Agent is hereby authorized to give notice to the Lock-Box Banks of the actual assumption by the Administrative Agent of dominion and control over the accounts held by such banks, as set forth in the Lock-Box Agreements. At any time following the occurrence of a Servicer Transfer Event, the Administrative Agent is hereby authorized to give notice to the Collection Banks of the actual assumption by the Administrative Agent of dominion and control over the accounts held by such banks, as set forth in the Collection Bank Notices. Seller hereby transfers to the Administrative Agent, effective on the date hereof, but subject to the foregoing sentences, the exclusive dominion and control over all such accounts, and shall take any further action that the Administrative Agent may reasonably request to effect such transfer. Upon any such assumption by the Administrative Agent of dominion and control over any such accounts, Servicer, on a daily basis, shall identify those proceeds in such accounts that do not constitute Pool Assets, which proceeds shall be transferred to, or transferred or held as directed by, Servicer (if Servicer is Terra Capital or Affiliate thereof) or Seller (if Servicer is not Terra Capital or an Affiliate thereof). In the event that the Administrative Agent disputes any such identification, the disputed amount shall be held in the related account until such dispute is resolved. If the Administrative Agent and the Servicer or Seller (if Servicer is not Terra Capital or an Affiliate thereof) are unable to resolve such dispute within five Business Days, the Administrative Agent may appoint an independent accounting firm, at the expense of the Servicer, to resolve such dispute.

     (c) Servicer other than Seller. At any time following the designation of a Servicer other than Terra Capital pursuant to Section 8.01:

          (i) The Administrative Agent may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Administrative Agent or its designee.

          (ii) Seller shall at the Administrative Agent's request and at Seller's expense, give notice of such ownership to each such Obligor and direct that payments be made directly to the Administrative Agent or its designee.

          (iii) Seller shall, at the Administrative Agent's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Administrative Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

          (iv) Each of Seller and each Purchaser hereby authorizes the Administrative Agent to take any and all steps in Seller's name and on behalf of Seller and Purchasers which are necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Seller's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

     SECTION 8.04. Responsibilities under Contracts. (a) Anything herein to the contrary notwithstanding neither the Administrative Agent nor any Purchaser shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall any of them be obligated to perform any of the obligations of Seller.

     (b) Seller hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Seller all steps which are necessary or advisable (but subject to Sections 8.01, 8.02 and 8.03) to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Seller or transmitted or received by a Purchaser (whether or not from Seller) in connection with any Pool Receivable. The Administrative Agent agrees that it shall only have the right to use the powers of attorney delivered to it in connection with this Agreement from and after the time it has given a notice pursuant to Section 8.03(b) or has replaced Terra Capital as Servicer.

     SECTION 8.05. Further Action Evidencing Purchases. Seller will from time to time, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and Purchasers' interests hereunder, including the Undivided Interests purchased by Purchasers hereunder, or to enable any of any Purchaser or the Administrative Agent to exercise or enforce any of their respective rights hereunder. Without limiting the generality of the foregoing, Seller will upon the request of the Administrative Agent: (i) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; (ii) made after the occurrence of a Termination Event, mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Administrative Agent, evidencing that such Undivided Interests have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend. Seller hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising in the name of Seller. If Seller fails to perform any of its agreements or obligations under this Agreement, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such Agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by Seller as provided in
Section 12.01.


                                   ARTICLE IX

                               TERMINATION EVENTS

     SECTION 9.01. Termination Events. Each of the following events shall be a "Termination Event" hereunder:

     (a) (i) Servicer (if Terra Capital) shall fail to perform or observe any term, covenant or agreement hereunder in its capacity as Servicer (other than as referred to in clause (ii) next following) and such failure shall remain unremedied for five Business Days after notice of such failure by the Administrative Agent or a Purchaser to Terra Capital or (ii) Servicer (if Terra Capital) or Seller shall fail to make any payment or deposit to be made by it hereunder and such failure shall continue for one Business Day; or

     (b) Any representation or warranty made or deemed to be made by any Terra Party (or any of its officers) under or in connection with this Agreement, any other Agreement Document or any Periodic Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made and shall remain material at the time in question; or

     (c) Any Terra Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Agreement Document on its part to be performed or observed and any such failure shall remain unremedied for ten Business Days after written notice thereof shall have been given by the Administrative Agent to such Terra Party; or

     (d) (i) Any Terra Party shall fail to pay the principal of any Debt of such Person that is outstanding in an aggregate principal amount equal to at least $10,000,000, when due at final maturity and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

          (ii) as a result of a default, breach or violation, any such Debt shall be declared to be due and payable, or becomes automatically due and payable, or is required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

     (e) After any Settlement, Aggregate Required Allocations shall exceed the Required Allocations Limit; or

     (f) An Event of Bankruptcy shall have occurred and remained continuing with respect to any Terra Party; or

     (g) Any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against Seller, or any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against any other Terra Party and, in either case, shall not have been satisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

     (h) There shall have occurred any event which materially and adversely affects the collectibility of the Pool Receivables or the ability of Servicer to collect the Pool Receivables; or

     (i)  The Internal Revenue Service shall file notice of a lien pursuant to
Section 6323 of the Code with regard to any of the Pool Assets and such lien shall not have been released within 10 Business Days of such filing, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Pool Receivables, Related Security or Collections and such lien shall not have been released within 10 Business Days of such filing and in each case, the claim secured by such lien exceeds $5,000,000; or

     (j)  The occurrence of a Change in Control; or

     (k)  The Sales Based Default Ratio exceeds 5.50%; or

     (l) The average Dilution Ratio for any three consecutive months exceeds 12.0%; or

     (m) The remaining term to maturity of any Initial Purchaser Note is less than 150 days.

     SECTION 9.02  Remedies.

     (a) Optional Termination. Upon the occurrence of a Termination Event (other than a Termination Event described in subsection (f) of Section 9.01), the Administrative Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to Seller declare the Commitment Termination Date to have occurred.

     (b) Automatic Termination. Upon the occurrence of a Termination Event described in subsection (f) of Section 9.01, the Commitment Termination Date shall be deemed to have occurred automatically upon the occurrence of such event.

     (c) Additional Remedies. Upon any termination of the facility pursuant to this Section 9.02, the Administrative Agent and Purchasers shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing or the general applicability of Article XI hereof, (i) the occurrence of a Termination Event shall not deny to any Purchaser any remedy in addition to termination of the Commitment to which such Purchaser may be otherwise appropriately entitled, whether at law or in equity, and (ii) following the occurrence of any Termination Event, notwithstanding the provisions of Section 11.01, each Purchaser may elect to assign any Undivided Interest, or any portion thereof owned by such Purchaser to any Person.

                                   ARTICLE X

                            THE ADMINISTRATIVE AGENT

     SECTION 10.01. Authorization and Action. Each Purchaser hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

     SECTION 10.02. Administrative Agent's Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or the Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent's servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for any Terra Party), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Terra Party or to inspect the property (including the books and records) of any Terra Party; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 10.03. Administrative Agent and Affiliates. With respect to any interest in Pool Receivables held by BofA, BofA shall have the same rights and powers under this Agreement as would a Purchaser if such Purchaser were the holder of such interest and may exercise the same as though it were not the Administrative Agent. BofA and its Affiliates may generally engage in any kind of business with any Terra Party or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Terra Party or any Obligor or any of their respective Affiliates, all as if BofA were not the Administrative Agent and without any duty to account therefor to any Purchaser, except that BofA shall not exercise against deposits of Collections in any Lock-Box Account any right of setoff it might have under other agreements with Seller.

     SECTION 10.04. Indemnity. Each Purchaser agrees (which agreement shall survive any termination of this Agreement) to indemnify the Administrative Agent, pro rata according to such Purchaser's Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement and the other Agreement Documents, including the reimbursement of the Administrative Agent for all reasonable out-of-pocket expenses (including reasonable and documented attorneys' fees) incurred by the Administrative Agent hereunder or in connection herewith or in enforcing the obligations of any Terra Party under this Agreement and the other Agreement Documents, in all cases as to which the Administrative Agent is not reimbursed by a Terra Party; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined by a court of competent jurisdiction in a final proceeding to have resulted from the Administrative Agent's gross negligence or willful misconduct. The Administrative Agent shall not be required to take any action hereunder or under any other Agreement Document, or to prosecute or defend any suit in respect of this Agreement or any other Agreement Document, unless indemnified to its satisfaction by the Purchasers against loss, costs, liability, and expense, which indemnity need not indemnify the Administrative Agent for its gross negligence or willful misconduct. If any indemnity in favor of the Administrative Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. The Administrative Agent may delegate its duties hereunder to Affiliates, agents or attorneys-in-fact selected in good faith by the Administrative Agent.

     SECTION 10.05. Successor. The Administrative Agent may resign as such at any time upon at least thirty days' prior notice to the Seller and all Purchasers. If the Administrative Agent at any time shall resign, the Required Purchasers may appoint a successor Administrative Agent; provided that, if such successor Administrative Agent is not a Purchaser, such successor Administrative Agent shall be reasonably acceptable to the Seller. If the Required Purchasers do not make such appointment within thirty days, the retiring Administrative Agent shall appoint a new Administrative Agent from among the Purchasers or, if no Purchaser accepts such appointment, from among commercial banking institutions or trust institutions generally. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon become the Administrative Agent hereunder and shall be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Agreement Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Agreement and the other Agreement Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     SECTION 10.06. Credit Decisions. Each Purchaser acknowledges that it has, independently of the Administrative Agent and each other Purchaser, and based on the financial information referred to in Section 6.01(i) and such other documents, information, and investigations as it has deemed appropriate, made its own credit decision to make its Purchases from time to time. Each Purchaser also acknowledges that it will, independently of the Administrative Agent and each other Purchaser, and based on such other documents, information, and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or the other Agreement Documents.

     SECTION 10.07. Notices, etc. to Administrative Agent. The Administrative Agent shall give prompt notice to each Purchaser of each notice or request given to the Administrative Agent by the Seller pursuant to the terms of this Agreement and of each Termination Event or Unmatured Termination Event of which the Administrative Agent has actual knowledge. The Administrative Agent will promptly distribute to each Purchaser copies of all other communications and financial statements received by the Administrative Agent from a Terra Party for distribution to the Purchasers by the Administrative Agent in accordance with the terms of this Agreement. The Administrative Agent shall not be deemed to have actual knowledge of any event unless an authorized corporate officer of the Administrative Agent involved in the administration of this Agreement has discovered or has received actual notice of such event.

                                   ARTICLE XI

                       ASSIGNMENT OF UNDIVIDED INTERESTS

     SECTION 11.01. Restrictions on Assignments. Neither Seller nor any Purchaser may assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and, in the case of Seller, all of the Purchasers, and no Purchaser may assign its Purchaser's Interest or any portion thereof to any Person without the prior written consent of the Administrative Agent and Seller, which consent shall not be unreasonably withheld. Any such assignment by a Purchaser shall be in an amount equal to at least the lesser of (i) such Purchaser's Commitment and (ii) $20,000,000 and shall be evidenced by an Assignment Agreement. Any Purchaser may grant participations in its purchased interest, provided that no such participant shall be given voting rights except as to reductions in the amount of, or change in the date of payment of, any Earned Discount, any fee or Purchasers' Investment, or the increase, or extension of, the Commitment or the release of any interest in Pool Receivables except as expressly set forth herein.

     SECTION 11.02. Rights of Assignee. Upon the assignment by Purchaser of all or any portion of Purchaser's Interest pursuant to this Article XI, the respective assignee receiving such assignment shall have all of the rights of Purchaser hereunder with respect to Purchaser's Interest or the portion thereof so assigned, as the case may be.


                                  ARTICLE XII

                                INDEMNIFICATION

     SECTION 12.01. Indemnities by Seller. Without limiting any other rights which any such Person may have hereunder or under applicable law, Seller hereby agrees to indemnify each of the Administrative Agent, each Purchaser, BofA, each of BofA's Affiliates, their respective successors, transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or related to this Agreement or the ownership or funding of an Undivided Interest (or portion thereof) or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent that a court of competent jurisdiction determined that they resulted from gross negligence or willful misconduct on the part of such

Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or arising out of:

          (i) the transfer by Seller of any interest in any Pool Receivable other than an Undivided Interest;

          (ii) the fact that any representation or warranty made by Seller (or any of its officers) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by Seller pursuant hereto shall have been false or incorrect in any material respect when made or deemed made;

          (iii) the failure by Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;

          (iv) the failure to vest and maintain vested in each Purchaser (or in the Administrative Agent, for the benefit of each Purchaser) an undivided percentage ownership interest, to the extent of each Undivided Interest owned by it hereunder, in the Receivables in, or purporting to be in, the Receivables Pool, free and clear of any Adverse Claim, other than an Adverse Claim arising solely as a result of an act of such Purchaser, any assignee from such Purchaser or the Administrative Agent (when used in this clause (iv), an Adverse Claim shall include any lien for taxes whether accrued and payable or not), whether existing at the time of any Purchase of such Undivided Interest or at any time thereafter;

          (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter, unless such failure or delay is caused by the Administrative Agent's or a Purchaser's wrongful refusal to sign any such financing statement or similar instrument or document;

          (vi) any dispute, claim, offset, discount, allowance or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related
     Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

          (vii) any products, environmental liability, hazardous material, nuisance or other tort claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

          (viii)  the commingling of any Collections with other funds of Seller;

          (ix) any claim or Adverse Claim related to Consigned Inventory; and

          (x) any tax or governmental fee or charge (but not including franchise taxes imposed with respect to net income or taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable and documented fees and expenses of counsel in defending against the same, which may arise by reason of the Purchase or ownership of any Undivided Interest (or any portion thereof), or other interest in the Pool Receivables or in any goods which secure any such Pool Receivables. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Seller hereunder, such Indemnified Party shall give prompt and timely notice of such attempt to Seller and Seller shall have the right, at its expense, to conduct or participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Any Indemnified Party that has received an indemnity pursuant to this clause (x) shall cooperate, at Seller's request, with Seller to recover the amount of any such tax, governmental fee or charge, provided that such cooperation shall be at Seller's expense and shall not, in such Indemnified Party's reasonable judgment, adversely affect such Indemnified Party's tax position.

     SECTION 12.02. Indemnities by Servicer. Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or related to (i) the fact that any representation or warranty made by Servicer (or any of its officers) under or in connection with this Agreement, any

Periodic Report or any other information or report delivered by Servicer pursuant hereto shall have been false or incorrect in any material respect when made or deemed made; (ii) the failure by Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, of the collection or servicing thereof; (iii) any failure of the Servicer to perform its duties or obligations in accordance with Article VIII; or (iv) the commingling of any Collections with other funds of Servicer.

     SECTION 12.03. General Provisions. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party. If for any reason the indemnification provided above in Section 12.01 or 12.02 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Seller or Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Seller or Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations. Upon payment in full of all amounts due under this Agreement, Seller or Servicer, as the case may be, shall be subrogated, to the extent of Seller's or Servicer's payments pursuant to Section 12.01 or 12.02, to the Indemnified Party's claims relating to the subject of such indemnity payment.


                                  ARTICLE XIII

                                 MISCELLANEOUS

     SECTION 13.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller or Terra Capital therefrom shall in any event be effective unless the same shall be in writing and signed by (i) Seller, the Administrative Agent, Servicer and the Required Purchasers (with respect to an amendment) or (ii) the Administrative Agent and the Required Purchasers (with respect to a waiver or consent by them) or Seller or Terra Capital (with respect to a waiver or consent by it), as the case may be; provided, that, without the consent of (A) Purchasers with an aggregate Percentage in excess of 60%, no such amendment or waiver shall affect the calculation of Net Pool Balance, Loss Reserve or Dilution Reserve, or (B) each Purchaser, no such amendment or waiver shall (i) reduce the amount of, or change the date of payment of, any Earned Discount, the Commitment Fee any other fee or Purchasers' Investment,
(ii) extend the Scheduled Commitment Termination Date, (iii) change the definition of Required Purchasers or this proviso or (iv) release any interest in Pool Assets, except as expressly set forth herein. Each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 13.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (iii) if sent by overnight courier, one Business Day after having been sent, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Article I shall not be effective until received.

     SECTION 13.03. No Waiver; Remedies. No failure on the part of the Administrative Agent, any Affected Party, any Indemnified Party or any Purchaser to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of BofA and each Purchaser is hereby authorized by Seller at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by BofA and each Purchaser to or for the credit or the account of Seller, to the Seller's recourse obligations now or hereafter existing under this Agreement, to the Administrative Agent, any Affected Party, any Indemnified Party, any Purchaser, or their respective successors and assigns.

     SECTION 13.04. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of Seller, Terra

Capital, the Administrative Agent, each Purchaser and their respective successors and assigns, and the provisions of Sections 4.02 and 4.03 and Article XII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 11.01. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the End Date. The rights and remedies with respect to any breach of any representation and warranty made by Seller or Terra Capital pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 4.02, 4.03 and 13.07 shall be continuing and shall survive any termination of this Agreement.

     SECTION 13.05. Integration. This Agreement, together with the other Agreement Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

     SECTION 13.06. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF PURCHASER IN THE RECEIVABLES ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

     SECTION 13.07. Costs, Expenses and Taxes. In addition to its obligations under Article XII, Seller agrees to pay on demand:

     (a) subject to the terms of the Fee Letter, all costs and expenses in connection with the preparation, execution and delivery of this Agreement, and the other Agreement Documents, including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent and BofA with respect thereto (but not including any fees and expenses of counsel other than Mayer, Brown & Platt for any Purchaser with respect thereto) and all costs and expenses in connection with the administration (including periodic auditing) and enforcement of this Agreement or the Agreement Documents or any breach of contract, breach of warranty or other breach of this Agreement or any other Agreement Document, including, without limitation, the reasonable and documented fees and expenses of counsel, incurred by any Affected Party in connection with such enforcement or breach, including, those costs and expenses incurred in connection with such enforcement or breach with respect to advising the Administrative Agent, any Purchaser, BofA, BofA's Affiliates and any other Affected Party as to their respective rights and remedies under this Agreement; and

     (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Agreement Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

     SECTION 13.08. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

     SECTION 13.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     SECTION 13.10. Confidentiality. (a) Each party hereto (other than BofA) acknowledges that BofA regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:

          (i) it will not disclose without the prior consent of BofA (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representatives") of such party and the holder of the Preferred Stock, each of whom shall be informed by such party of the confidential nature of the Information (as defined below) and of the terms of this Section 13.10),
     (A) any information regarding, or copies of, this Agreement or any transaction contemplated hereby, or (B) any information regarding BofA, which information is furnished by BofA to such party and which is designated by BofA to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A) and (B) are collectively referred to as the "Information"); provided, however, that such party may disclose any such Information to any other party to this Agreement (in each case for the purposes contemplated by this Agreement to which such other party is a party) or as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party or in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party;

          (ii) it will use the Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

          (iii) it will, upon demand, destroy or return (and cause each of its representatives to return) to BofA all documents or other written material received from BofA in connection with (a)(i)(B) above and all copies thereof made by such party which contain the Information.

     (b) The Administrative Agent and each Purchaser acknowledge that Seller regards certain information with respect to Seller and the Pool Receivables to be confidential, and each of each Purchaser and the Administrative Agent severally agrees that:

          (i) it will not disclose without the prior consent of Seller (other than to assignees, participants, proposed assignees, proposed participants, directors, employees, auditors, counsel or affiliates (collectively, "representatives") of such person, each of whom shall be informed by such party of the confidential nature of the Seller Information (as defined below) and of the terms of this Section 13.10), (A) the Contracts, (B) the identity of the Obligors of the Pool Receivables and the Unpaid Balances thereof, or (C) any other information regarding Seller or Pool Receivables, which information is furnished by Seller to such party and which is designated by Seller to such party in writing as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) are collectively referred to as the "Seller Information"); provided, however, that such party may disclose any such Seller Information to any other party to this Agreement (in each case for the purposes contemplated by this Agreement) or as may be required or to any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party or in order to comply with any law, order, regulation or ruling applicable to such party; provided, further, that the Administrative Agent or a Purchaser shall notify Seller of any assignee, participant, proposed assignee or proposed participant to whom it proposes to disclose Seller Information, and shall require such Person to execute a confidentiality agreement containing terms substantially similar to this Section 13.10(b);

          (ii) it will use the Seller Information solely for the purpose of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

          (iii) it will, upon demand, destroy or return (and cause each of its representatives to return) to Seller all documents or other written material received from Seller in connection with (b)(i)(C) above and all copies thereof made by such party which contain the Seller Information.

     (c) This Section 13.10 shall be inoperative as to such portions of the Information or Seller Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than BofA or Seller, as the case may be, or were known to such party on a nonconfidential basis prior to its disclosure by BofA or Seller, as the case may be.

     (d) In the event that any party or anyone to whom such party or its representatives transmits the Information or Seller Information, as the case may be, is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigation demand or similar process) to disclose any of the Information or Seller Information, as the case may be, such party will provide BofA or Seller, as appropriate, with prompt written notice so that BofA or Seller, as the case may be, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.10. In the event that such protective order or other remedy is not obtained, or BofA or Seller, as the case may be, waives compliance with the provisions of this Section 13.10, such party will furnish only that portion of the Information or Seller Information, as the case may be, which is legally required to be furnished and will exercise such party's best efforts to obtain reliable assurance that confidential treatment will be accorded the Information or Seller Information, as the case may be.

     (e)  This Section 13.10 shall survive termination of this Agreement.

     SECTION 13.11 No Duplication of Information. If any Terra Party provides to the Administrative Agent and/or Purchaser any statement, report, information or notice pursuant to the Agreement Documents, such action shall be deemed to satisfy each other Terra Party's obligation, if any, to provide the same statement, report, information or notice.

     SECTION 13.12 Sale of BMLP. The parties hereto acknowledge that it is the Parent's intent to sell BMLP, or the partnership interests therein, or the assets thereof, or the equity interests in one or more of the partners thereof, or the equity interest of

BMC Holdings, Inc. (which is the 99% limited partner of BMLP) and that nothing set forth in this Agreement shall prohibit such sale. The Administrative Agent agrees to execute such documents as may be reasonably requested by Terra Capital, at Terra Capital's expense, to evidence the release of any Adverse Claim of the Administrative Agent on any Receivables originated by BMLP and the Pool Assets related thereto so long as, after giving effect to the exclusion of such Receivables from the calculation of Net Pool Balance and any payment made to the Administrative Agent, for the benefit of Purchasers, in connection with such release, the Aggregate Required Allocations do not exceed the Required Allocations Limit.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       BANK OF AMERICA NATIONAL TRUST
                                       AND SAVINGS ASSOCIATION,
                                       as the Administrative Agent


                                       By_________________________________
                                         Name Printed:____________________
                                         Title:  Attorney-in Fact

                                       231 South LaSalle Street
                                       Chicago, Illinois 60697
                                       Telex No.:  25233
                                         (Answerback:  CONILLBK CGOB)
                                       Facsimile No.:  (312) 828-7855
                                       Attention:  Asset Securitization
                                                   Group





                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

                                       TERRA FUNDING CORPORATION, as Seller


                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________

                                       600 Fourth Street, Terra Centre
                                       Sioux City, Iowa  51101
                                       Facsimile No.:  712/279-8703
                                       Attention:  Chief Financial Officer
                                       With a copy to:  William D. Conner

                                       TERRA CAPITAL, INC.,
                                       as initial Servicer


                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________

                                       1 River Plaza
                                       600 Stevens Part Drive
                                       Suite 200
                                       Dakota Dunes, South Dakota  57049
                                       Facsimile No.:  712/279-8703
                                       Attention:  Chief Financial Officer
                                       With a copy to:  William D. Conner




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

Percentage                             BANK OF AMERICA ILLINOIS, as
----------                             a Purchaser
   30%

                                       By_______________________________________
                                       Name Printed_____________________________
                                       Title____________________________________

                                       231 South LaSalle Street
                                       Chicago, Illinois  60697
                                       Facsimile No.:  (312) 828-7855
                                       Attention:  Asset Securitization
                                                   Group




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

Percentage                             THE FUJI BANK, LIMITED, CHICAGO BRANCH, a
----------                             Purchaser
 6.6667%

                                       By
                                         ---------------------------------------
                                       Name Printed:  Hidekazu Seo
                                       Title:  Joint General Manager

                                       225 West Wacker Drive
                                       Suite 2000
                                       Chicago, Illinois  60606
                                       Facsimile No.:  (312) 621-0539
                                       Attention:  Koichi Yashima




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

Percentage                             CAISSE NATIONALE de CREDIT AGRICOLE,
----------                             a Purchaser
   20%

                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________

                                       55 East Monroe Street
                                       47th Floor
                                       Chicago, Illinois  60603
                                       Facsimile No.:  (312) 372-3455
                                       Attention:  Kathy Abbott




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

Percentage                             MELLON BANK, N.A., a Purchaser
----------

   20%

                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________

                                       One Mellon Bank Center
                                       Room 400
                                       Pittsburgh, Pennsylvania  15258
                                       Facsimile No.:  (412) 234-8888
                                       Attention:  George Davis




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

Percentage                             COOPERATIVE CENTRALE RAIFFEISEN-
----------
                                         BOERENLEENBANK B.A., "RABOBANK
23.3333%                                 NEDERLAND", NEW YORK BRANCH


                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________


                                       By_______________________________________
                                       Name Printed:____________________________
                                       Title:___________________________________

                                       245 Park Avenue
                                       New York, New York  10167
                                       Facsimile No.:  (212) 818-0233
                                       Attention:  Corporate Services
                                                   Department

with a copy to:                        Elizabeth L. Hund
                                       Rabobank
                                       300 South Wacker Drive
                                       Suite 3500
                                       Chicago, Illinois  60606-6610
                                       Facsimile No.:  (312) 408-8240

Wire Transfer Instructions:            Bank of New York
                                       ABA No. 021000018
                                       A/C Rabobank New York
                                       A/C No. 802 6002533
                                       Re:  Terra Funding




                                                                     RECEIVABLES
                                                                        PURCHASE
                                                                       AGREEMENT

                                                      DEFINITIONAL APPENDIX
                                               TO RECEIVABLES PURCHASE AGREEMENT


                                  SCHEDULE I

                                  DEFINITIONS


     1.1. Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings as indicated:

     "Adjusted Average Maturity" has the meaning set forth in Section 2.08.

     "Administrative Agent" has the meaning set forth in the preamble.

     "Administrative Agent's Account" has the meaning set forth in Section 3.05(a).

     "Adverse Claim" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person that could reasonably be expected to impair any Purchaser's ownership interest in any Pool Receivable or any of Purchasers' or the Administrative Agent's rights under the Agreement Documents other than
(i) a potential claim or right (that has not yet been asserted) of a trustee appointed for an Obligor in connection with any Event of Bankruptcy or (ii) an unfiled lien for taxes accrued but not yet payable.

     "Affected Party" means each of each Purchaser, any permitted assignee of any Purchaser, the Administrative Agent and any holding company of BofA.

     "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.

     "Aggregate Purchasers' Investments" has the meaning set forth in Section 2.03.

     "Aggregate Required Allocations" has the meaning set forth in Section 2.01.

     "Agreement" means this Receivables Purchase Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Agreement Documents" means this Agreement, the Purchase and Sale Agreement, the Initial Purchaser Notes, the Parent Agreement, the Lock-Box Agreements, the Fee Letter, the Collection Bank

Notices and each other document and agreement entered into in connection with the transactions contemplated by this Agreement.

     "Alternate Rate Undivided Interest" means an Undivided Interest for which the Purchaser Rate is determined by reference to the Alternate Reference Rate.

     "Alternate Reference Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of

          (a) the rate of interest most recently announced by BofA at its office in Chicago, Illinois as its reference rate; and

          (b) the Federal Funds Rate (as defined below) most recently determined by BofA plus 0.50%.

For purposes of this definition, "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to

               (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or

               (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BofA from three federal funds brokers of recognized standing selected by it.

The Alternate Reference Rate is not necessarily intended to be the lowest rate of interest determined by BofA in connection with extensions of credit.

     "Assignment Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit IA, evidencing an assignment by a Purchaser of all or a part of its obligations and rights hereunder.

     "BAI" has the meaning set forth in the preamble.

     "BMLP" means Beaumont Methanol, Limited Partnership, a Delaware limited partnership.

     "BofA" has the meaning set forth in the preamble.

     "Business Day" means a day on which both (a) the Administrative Agent at its office in Chicago, Illinois is open for business and (b) commercial banks in New York City are not authorized or required to be closed for business.

     "Change in Control" means that (i) Parent does not directly or indirectly own 100% of the common stock of Seller or (ii) the Parent does not, directly or indirectly, own at least 80% (or more than 50%, in the case of TNLP) of the common stock or other equity interest of each Originator and Terra Capital, unless such Originator or Terra Capital is merged with Parent or any other entity, the common stock or other equity interests of which are owned, directly or indirectly, 80% by the Parent, in each case, in a transaction not prohibited by Section 7.06; provided that the sale of BMLP, or the partnership interests in BMLP or the assets thereof, or the equity interest in one or more partners of BMLP, or the equity interests of BMC Holdings, Inc. shall not constitute a Change in Control.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collection Bank" means any of the banks where one or more accounts are located into which Collections from Pool Receivables are deposited.

     "Collection Bank Notice" means a notice to a Collection Bank, in substantially the form of Exhibit IE 2.

     "Collections" means, with respect to any Pool Receivable, all funds which either (a) are received by Seller, any Originator or Servicer from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Pool Receivable, or applied to such amounts owed by such Obligors (including, without limitation, deposits, insurance payments that Seller, any Originator or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable, proceeds of government subsidies and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Pool Receivable and available to be then applied thereon), or (b) are deemed to have been received by Seller or any other Person as a Collection pursuant to Section 3.03 or 3.04; provided that, prior to such time as Terra Capital shall cease to be Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections.

     "Commitment" has the meaning set forth in Section 1.01.

     "Commitment Fee" has the meaning set forth in Section 4.01(b).

     "Commitment Termination Date" has the meaning set forth in Section 1.02.

     "Conditions Precedent" has the meaning set forth in Section 5.02.

     "Concentration Limit" has the meaning set forth in the definition of Net Pool Balance in Section 2.08.

     "Consigned Inventory" means inventory of Seller that is not owned by Seller, but is held for sale on consignment or is held for sale pursuant to an agency arrangement with a manufacturer; it being understood that if Seller purchases such inventory prior to the time that any Receivables relating thereto are collected, such inventory shall no longer be considered Consigned Inventory hereunder.

     "Continuation/Conversion Notice" has the meaning set forth in Section 1.06.

     "Contract" means a contract between an Originator (or the Person from whom such Originator acquired such contract) and any Person, or an invoice from an Originator to any Person, in one of the forms of contracts or invoices, as appropriate, that an Originator (or the Person from whom such Originator acquired such contract) executes in the ordinary course of business pursuant to or under which such Person shall be obligated to make payments to such Originator from time to time.

     "Credit and Collection Policy" means those credit policies and practices relating to Contracts and Receivables described in Exhibit ID, as modified without violating Section 7.03(c).

     "Debt" of any Person or entity means, without duplication,

          (i) indebtedness for borrowed money or for the deferred purchase price of property or services;

          (ii) obligations under leases which shall have been or should be recorded as capital leases in accordance with GAAP; and

          (iii) all guaranties, and all other direct or indirect liabilities, contingent or otherwise, with respect to clauses (i), and (ii) above.

     "Days Sales Outstanding" has the meaning set forth in Section 2.08.

     "Defaulted Receivable" means a Receivable: (i) as to which any payment, or part thereof remains unpaid for more than ninety

(90) days from the original due date, as such due date may be extended in the ordinary course of the related Originator's business for reasons other than credit concerns with respect to the Obligor thereof, (ii) with regard to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof, (iii) as to which payments have been extended, or the terms of payment thereof rewritten, without the Administrative Agent's consent, except as permitted by this Agreement, (iv) which, consistent with the Credit and Collection Policy, have been, or should have been, written off the related Originator's books as uncollectible or (v) which, consistent with the Credit and Collection Policy, would be classified as defaulted for reasons other than the number of days past due.

     "Delinquent Receivable" means a Receivable that is not a Defaulted
Receivable: (i) as to which any payment, or part thereof, remains unpaid for more than thirty (30) days from the original due date, as such due date may be extended in the ordinary course of an Originator's business for reasons other than credit concerns with respect to the Obligor thereof; or (ii) which, consistent with the Credit and Collection Policy, would be classified as delinquent for reasons other than the number of days past due.

     "Dilution Horizon Ratio" means, for any calendar month, the ratio, expressed as a percentage, of (a) the aggregate net sales of the Originators during such month to (b) the aggregate Unpaid Balance of all Gross Receivables as of the last day of such month.

     "Dilution Ratio" means, for any calendar month, the ratio, expressed as a percentage, of (a) the aggregate amount of Dilutions made or granted during such month to (b) the aggregate net sales of the Originators during the immediately preceding month.

     "Dilution Reserve" has the meaning set forth in Section 2.11.

     "Dilutions" means, for any period, the aggregate amount by which the Unpaid Balance of Gross Receivables has been reduced as a result of any defective or rejected services or products, returns of unclaimed products, cash discounts, allowances, credits, billing errors, write-offs, discounts, sales return adjustments, credit memos (net of rebilled amounts) or other adjustment by a Terra Party or any Affiliate thereof, or reduced or cancelled as a result of any setoff in respect of any claim by an Obligor (whether such claim arises out of the same or a related or unrelated transaction), or reduced on account of the obligation of any Terra Party or any Affiliate to pay any Obligor a rebate or refund.

     "Discount Factor" has the meaning set forth in Section 2.04.

     "Disposition" means, with respect to any Person, a merger or consolidation involving such Person, or a sale, transfer, conveyance or lease of all or substantially all of such Person's assets.

     "Dollars" means dollars in lawful money of the United States of America.

     "Earned Discount" has the meaning set forth in Section 2.05.

     "Eligible Receivable" means, at any time, a Receivable evidenced by or arising under a Contract:

          (i) which, (i) if the perfection of each Purchaser's undivided ownership interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code -- Secured Transactions is in force, constitutes an account, chattel paper or general intangible as defined in the Uniform Commercial Code as in effect in such jurisdiction, and (ii) if the perfection of each Purchaser's undivided ownership interest therein is governed by the law of any jurisdiction where the Uniform Commercial Code -
     - Secured Transactions is not in force, Seller has furnished to the Administrative Agent such opinions of counsel and other evidence as has reasonably been requested, establishing to the reasonable satisfaction of the Administrative Agent that each Purchaser's undivided ownership interest and other rights with respect thereto are not significantly less protected and favorable than such rights under the Uniform Commercial Code;

          (ii) the primary Obligor of which is a United States resident and is not an Affiliate of Seller;

          (iii) which is not a Delinquent Receivable at the time of inclusion in the Pool or a Defaulted Receivable;

          (iv) with regard to which the warranty of Seller in Section 6.01(l) is true and correct;

          (v) which is a Trade Receivable that was originated or acquired in the ordinary course of business of an Originator and was sold or contributed to Seller pursuant to the Purchase and Sale Agreement;

          (vi) the sale of an undivided interest in which does not require the consent of the related Obligor under the related Contract and does not contravene or conflict with any law;

          (vii) which is denominated and payable only in Dollars in the United States;

          (viii) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not, by the terms of the Contract, subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of such Obligor) and does not include any amount that is being disputed by the Obligor thereof;

          (ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

          (x) which satisfies all applicable requirements of the Credit and Collection Policy;

          (xi) if such Receivable was acquired by an Originator, or was originated by a Person that was acquired by an Originator, such Originator has filed all financing statements necessary to perfect its interest therein and such Receivable is substantially similar, in characteristics and expected performance, to the Trade Receivables and, unless such Receivable was acquired from an Affiliate of Seller, the Unpaid Balance of which, when combined with the Unpaid Balance of all other such Receivables does not exceed 10% of the aggregate Unpaid Balance of the Eligible Receivables in the Receivables Pool unless the Administrative Agent has consented in writing to the inclusion of such Receivables; and

          (xii) as to which the Administrative Agent has not notified Seller, at least thirty days prior to the date of determination, that the Administrative Agent has determined, in its reasonable sole discretion, based on non-arbitrary credit considerations as a result of events or circumstances arising after the date hereof, that such Receivable or class of Receivables is not acceptable for Purchase hereunder, which notice shall set forth the reasons for such determination.

     "End Date" has the meaning set forth in Section 1.07.

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and that is under common control within the meaning of the regulations under Section 414 of the Code.

     "Estimated Taxes" at any time means an amount determined in good faith by Seller equal to the aggregate federal, state and local taxes payable by Seller during the next quarter; it being understood that such amount will be estimated within 31 days after each Quarterly Date and that such amount as so estimated will be shown on and used for the purposes of the next succeeding Periodic Report.

     "Eurodollar Rate" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which Dollar deposits in immediately available funds are offered to the Eurodollar Office of the Administrative Agent two Eurodollar Business Days prior to the beginning of such Yield Period by prime banks in the interbank eurodollar market as at or about the relevant local time of such Eurodollar Office, for delivery on the first day of such Yield Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the related Purchasers' Investment of such Undivided Interest (or such portion) for such Yield Period. "Relevant local time" as to any Eurodollar Office shall mean (i) if the Administrative Agent shall have received adequate notice, 11:00 a.m., London time when such Eurodollar Office is located in Europe or the Middle East, or 10:00 a.m., Chicago time, when such Eurodollar Office is located in North America or the Caribbean, or (ii) if the Administrative Agent shall not have received adequate notice, then the actual time the Administrative Agent determines the Eurodollar Rate. "Eurodollar Business Day" means a day of the year on which dealings are carried on in the eurodollar interbank market and banks are open for business in Chicago and in New York City. "Eurodollar Office" shall mean the office of the Administrative Agent designated as such with its signature hereto and, thereafter, such other office or offices of the Administrative Agent (as designated from time to time by notice from the Administrative Agent to Seller) which shall be funding the Undivided Interests of the Administrative Agent hereunder or such other office or offices through which the Administrative Agent determines the Eurodollar Rate. A Eurodollar Office of the Administrative Agent may be, at the option of the Administrative Agent, either a domestic or foreign office.

     "Eurodollar Rate (Reserve Adjusted)" means, with respect to any Undivided Interest (or portion thereof) for any Yield Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

       Eurodollar Rate    =     Eurodollar Rate
                                ---------------
     (Reserve Adjusted)          1-Eurodollar
                                 Reserve Percentage

     "Eurodollar Reserve Percentage" means, with respect to each Yield Period, the then applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining reserve requirements applicable to "Eurocurrency Liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors (or any successor) that prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D.

     "Eurodollar Undivided Interest" means an Undivided Interest for which the Purchaser Rate is determined by reference to the Eurodollar Rate.

     "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

     (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

     (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

     "Expected Dilution Ratio" means at any time the average of the Dilution Ratios for the most recent 12 months.

     "Fee Letter" has the meaning set forth in Section 4.01.

     "Fiscal Quarter" means any quarter of a Fiscal Year.

     "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g. the "1991 Fiscal Year") refer to the Fiscal Year ending on December 31 occurring during such calendar year.

     "Future Due Receivable" means Receivables due more than 90, but less than 181, days after the date of determination.

     "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

     "Gross Receivables" means all Trade Receivables that meet the requirements set forth in paragraphs (ii), (iii), (vii), (viii), (ix), (x), (xi) and (xii) of the definition of "Eligible Receivable".

     "Grower/Dealer Receivable" means a Receivable originated or acquired in the ordinary course of business by an Originator from the sale of chemicals, fertilizer or similar products or services to dealers, distributors, industrial users or growers and that is due within 180 days of sale.

     "Indemnified Amounts" has the meaning set forth in Section 12.01.

     "Indemnified Party" has the meaning set forth in Section 12.01.

     "Information" has the meaning set forth in Section 13.10.

     "Initial Purchaser Note" has the meaning set forth in the Purchase and Sale Agreement.

     "Lock-Box Agreement" means a letter agreement, in substantially the form of
Exhibit IE1, with each Lock-Box Bank.

     "Lock-Box Bank" means any of the banks holding one or more lock-box or concentration accounts for receiving Collections from Pool Receivables as described on Exhibit 6.01(o)-1 or notified to the Administrative Agent pursuant to Section 7.03(d).

     "Loss Reserve" has the meaning set forth in Section 2.10.

     "Management Agreement" means the Management Agreement, dated as of August 20, 1996, between Seller and Terra Capital, as it may be amended, supplemented or otherwise modified from time to time.

     "Material Adverse Effect" means, with respect to any event or circumstance, a material adverse effect on:

          (i) the financial condition, operations or business of (A) Seller or
     (B) the Parent and its consolidated Subsidiaries, taken as a whole;

          (ii) the ability of any Terra Party to perform its obligations under any Agreement Document to which it is a party;

          (iii) the enforceability, validity or collectibility of any Agreement Document;

          (iv) the status, priority, perfection or enforceability of the Administrative Agent's or any Purchaser's interests in the Pool Assets; or

          (v) the validity, enforceability or collectibility of any Eligible Receivable, if the effect of the deletion of such Receivable from the Net Pool Balance would result in a violation of the Required Allocations Limit.

     "Month End Date" has the meaning set forth in Section 3.04.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Pool Balance" has the meaning set forth in Section 2.08.

     "Net Sales Ratio" means, as of any date, the ratio, expressed as a percentage, of (a) the aggregate net sales of the Originators for the most recently ended four consecutive months to (b) the aggregate Unpaid Balance of all Gross Receivables as of the most recent Month End Date.

     "Obligor" means a Person obligated to make payments pursuant to a Receivable.

     "Originator" means each of TI, TNLP, BMLP (until BMLP is sold to a third party) and each other Subsidiary of Parent that may be added as an Originator pursuant to the Purchase and Sale Agreement.

     "Parent" means Terra Industries Inc., a Maryland corporation.

     "Parent Agreement" means the Parent Agreement, dated as of August 20, 1996, executed by the Parent, as it may be amended, supplemented or otherwise modified from time to time.

     "Percentage" means, with respect to any Purchaser, the percentage set forth opposite such Purchaser's name on the signature page hereto, or on the applicable Assignment Agreement.

     "Periodic Report" means a report, in substantially the form of Exhibit IF, furnished by Servicer to the Administrative Agent for Purchasers pursuant to
Section 3.04 and Section 5.01(l).

     "Permitted Investments" means any one or more of the following obligations or securities:

     (i) direct non-callable obligations of, and non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America;

     (ii) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $500,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) have the highest short-term credit rating available from Moody's and S&P;

     (iii) repurchase obligations with respect to and collateralized by (A) any security described in clause (i) above or (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in clause (ii) above;

     (iv) commercial paper (including both non-interest-bearing discount or obligations and interest-bearing obligations) payable on demand or on a specified date not more than one year after the date of issuance thereof having the highest short-term credit rating from Moody's and S&P at the time of such investment; and

     (v) money market mutual funds rated at least AAAm-G by S&P or the equivalent rating by Moody's.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

     "Plan" means, with respect to any Person, an employee pension benefit plan (other than a multiemployer plan) as defined in Section 3(2) of ERISA currently maintained by, or to which contributions have been made at any time after December 31, 1984 by, such Person or any ERISA Affiliate of such Person for employees of such Person or any such ERISA Affiliate and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     "Pool Assets" has the meaning set forth in Section 2.01.

     "Pool Receivable" means a Receivable in the Receivables Pool.

     "Preferred Stock" means the preferred stock of Seller issued pursuant to Article Fourth of Seller's certificate of incorporation.

     "Purchase" means a purchase by a Purchaser (or by the Administrative Agent, on behalf of the Purchasers) of an Undivided Interest from Seller pursuant to
Article II; it being understood, that a Reinvestment is not a "Purchase".

     "Purchase and Sale Agreement" means the Purchase and Sale Agreement, dated as of August 20, 1996, among Seller, Terra Capital and the Originators, as it may be amended, supplemented or otherwise modified from time to time.

     "Purchase Limit" has the meaning set forth in Section 1.03(a).

     "Purchase Notice" has the meaning set forth in Section 1.04.

     "Purchase Termination Event" means any failure to satisfy the condition set forth in Section 5.02.

     "Purchaser" has the meaning set forth in the preamble.

     "Purchaser Rate" has the meaning set forth in Section 2.08.

     "Purchaser's Interest" means, with respect to any Purchaser, such Purchaser's rights, claims and interests in, to and under the Pool Assets and the Agreement Documents.

     "Purchasers' Investment" has the meaning set forth in Section 2.03.

     "Purchasers' Share" has the meaning set forth in Section 2.09.

     "Quarterly Date" means the last Business Day of each March, June, September and December.

     "Rate Variance Factor" has the meaning set forth in Section 2.08.

     "Receivable" means any right to payment from an obligor, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of chemicals, fertilizer, methanol and related goods and services, and includes the right to payment of any interest or finance charges and other obligations of such obligor with respect thereto. The term "Receivable" includes Trade Receivables.

     "Receivables Pool" means at any time all then outstanding Receivables which have been, or which purport to have been, sold, assigned, transferred or contributed to Seller. If, with respect to any Undivided Interest, a Receivable is a Pool Receivable on the day immediately preceding the Termination Date for such Undivided Interest, such Receivable shall continue to be considered a Pool Receivable with respect to such Undivided Interest at all times thereafter.

     "Regulatory Change" means, relative to any Affected Party

     (a) any change in (or the adoption, implementation, phase-in or commencement of effectiveness of) any

          (i) United States federal or state law or foreign law applicable to such Affected Party;

          (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or

          (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

     (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

     "Reinvestment" means the Purchase of additional undivided interests that are added to a related Undivided Interest with proceeds of Collections that initially were applied to reduce such Undivided Interest pursuant to Section 3.01.

     "Related Security" means, with respect to any Pool Receivable all of the following, to the extent of the Seller's interest therein: (i) all of Seller's right, title and interest in and to any and all Contracts, security agreements or other agreements that relate to such Pool Receivable; (ii) all of Seller's interest in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all other security interests, assignments or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (iv) all UCC financing statements and other notice filings covering any collateral securing payment of such Pool Receivable; (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (vi) all of Seller's rights and claims with respect thereto under the Purchase and Sale Agreement. The interest of any Purchaser in any Related Security is only to the extent of such holder's Undivided Interest, as more fully described in the definition of an Undivided Interest.

     "Remaining Collections" has the meaning set forth in Section 3.01(a)(ii).

     "Reporting Date" has the meaning set forth in Section 3.04.

     "Required Allocations" with respect to any Undivided Interest at any time means the sum of Purchasers' Investment, Discount Factor, Servicer's Fee Reserve, Loss Reserve and Dilution Reserve with respect to such Undivided Interest at such time.

     "Required Allocations Limit" has the meaning set forth in Section 1.03(b).

     "Required Purchasers" means Purchasers with an aggregate Percentage in excess of 50%.

     "Responsible Officer" means the President, the General Counsel, the Chief Financial Officer, chief accounting officer or any Senior Vice President of the applicable Terra Party, or, in the case of the Periodic Reports, any Vice President of the Servicer.

     "Run Off Day" for any Undivided Interest means any of (i) each day which occurs on or after the date designated by the Administrative Agent to Seller to be the "Run Off Commencement Date", provided such date is designated on at least one Business Day's notice during a time when any of the conditions set forth in
Section 5.02 are not satisfied, (ii) each day which occurs on or after the Commitment Termination Date for such Undivided Interest, or (iii) each day which occurs on or after Seller shall have given written notice to the Administrative Agent that it no longer wishes to sell undivided interests in the Receivables Pool to Purchasers.

There shall be no Run Off Day for any Undivided Interest after it shall equal zero.

     "Run Off Discount" has the meaning section forth in Section 2.06.

     "Run Off Period" means one or more contiguous Run Off Days.

     "Run Off Servicer's Fee" has the meaning set forth in Section 2.07.

     "Sales Based Default Ratio" means, as of any date, the ratio, expressed as a percentage, of (a) the aggregate Unpaid Balance of all Gross Receivables that have become Defaulted Receivables during the most recently ended three consecutive months to (b) the net sales of the Originators for the months occurring seven, six and five months, respectively, before the month of determination. For example, the Sales Based Default Ratio as of the last day of April (as reflected in the May 20th Periodic Report furnished pursuant to Section 3.04) would be the ratio, expressed as a percentage, of (a) the aggregate Unpaid Balance of all Gross Receivables that have become Defaulted Receivables during the preceding February, March and April to (b) the aggregate net sales of the Originators for the preceding October, November and December.

     "Scheduled Commitment Termination Date" has the meaning set forth in
Section 1.02.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Seller" has the meaning set forth in the preamble.

     "Seller Information" has the meaning set forth in Section 13.10(b).

     "Servicer" means at any time the Person then authorized pursuant to Article VIII to service, administer and collect Pool Receivables.

     "Servicer Transfer Event" means each of the following events: (i) the occurrence of any Termination Event described in Section 9.01(a), (f), (g) or
(j); (ii) a Termination Event described in Section 9.01(d) with respect to Terra Capital or Parent; (iii) a Termination Event described in Section 9.01(i) if such event materially and adversely effects the Receivables Pool; (iv) there shall have occurred any event which materially adversely affects the ability of Servicer to collect Pool Receivables or the ability of Servicer to perform under this Agreement; (v) the Sales Based Default Ratio exceeds 6.5%; or (vi) the average Dilution Ratio for any three consecutive months exceeds 13%.

     "Servicer's Fee" has the meaning set forth in Section 2.07.

     "Servicer's Fee Reserve" has the meaning set forth in Section 2.07.

     "Settlement" means the payments and other actions provided for on the last day of each Settlement Period.

     "Settlement Date" means the last day of each Settlement Period.

     "Settlement Period" for any Undivided Interest means each period commencing on the first day of each Yield Period for such Undivided Interest and ending on the last day of such Yield Period, and, on and after the Termination Date for such Undivided Interest, such period (including, without limitation, a daily period) as shall be selected from time to time by the Administrative Agent or, in absence of any such selection, each period of thirty days from the last day of the immediately preceding Settlement Period; provided, however, that with respect to any Yield Period of one day as described in clause (ii) of the proviso clause of the definition of "Yield Period", the related Settlement Period shall be the first day following such Yield Period.

     "Solvent" means, with respect to any Person at any time, a condition under which:

          (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

          (ii) the fair value and present fair saleable value of such Person's assets is greater than the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured ("debts", for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

          (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

          (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

          (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

          (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

          (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

          (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arms-length transaction in an existing and not theoretical market.

     "S&P" means Standard & Poor's.

     "Spike Factor" means the positive difference, if any, between the greatest Dilution Ratio to have occurred during the previous 12 months and the most recently calculated Expected Dilution Ratio.

     "Spike Ratio" means, for any calendar month, the ratio, expressed as a percentage, of (a) the greatest Dilution Ratio to have occurred during the previous 12 months to (b) the most recently calculated Expected Dilution Ratio.

     "Subservicer" means each Originator in its capacity as subservicer pursuant to the Purchase and Sale Agreement.

     "Subsidiary" means a corporation of which Parent and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

     "Successor Notice" has the meaning set forth in Section 8.01(b).

     "Termination Date" for any Undivided Interest means the earlier of (i) the Business Day which Seller designates, or, if any of the Conditions Precedent in
Section 5.02 are not satisfied (other than the absence of an Unmatured Termination Event), such Business Day which the Administrative Agent designates, as the Termination Date for such Undivided Interest by notice to the Administrative Agent (if Seller so designates) or to Seller (if the Administrative Agent so designates) at least one Business Day prior to such Business Day and (ii) the Commitment Termination Date.

     "Termination Event" has the meaning set forth in Section 9.01.

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     "Terra Capital" is defined in the preamble.

     "Terra Party" means any of Seller, Terra Capital, Parent and any Originator, and "Terra Parties" means all of the foregoing.

     "TI" means Terra International, Inc., a Delaware corporation.

     "TNLP" means Terra Nitrogen, Limited Partnership, a Delaware limited partnership.

     "Total Investment" has the meaning set forth in Section 2.03.

     "Trade Receivable" means (i) a Grower/Dealer Receivable, (ii) a Receivable originated or acquired in the ordinary course of business by an Originator from the sale of nitrogen products and related services to growers, dealers and industrial consumers or (iii) a Receivable originated or acquired in the ordinary course of business by an Originator from the sale of methanol and related services to industrial consumers.

     "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

     "Undivided Interest" has the meaning set forth in Section 2.01.

     "Unmatured Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Termination Event.

     "Unpaid Balance" of any Receivable means at any time the amount equal to the unpaid principal amount thereof.

     "Yield Period" means with respect to any Undivided Interest the period commencing on the date of the initial Purchase of such Undivided Interest or the last day of the immediately preceding Yield Period, as the case may be, and ending (i) in the case of a Eurodollar Undivided Interest, one, two or three months later, as specified by Seller pursuant to Section 1.06 and (ii) in the case of an Alternate Rate Undivided Interest, the period from the date of Purchase of, or conversion to, such Alternate Rate Undivided Interest to the earlier of (i) the date of conversion of such Alternate Rate Undivided Interest to a Eurodollar Undivided Interest and (ii) the next occurring Quarterly Date;

provided, however, that (I) any such Yield Period (other than of one day) which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such succeeding Business Day is in a different calendar month, in which case such Yield Period shall be shortened to the next preceding Business Day; (II) in the case of Yield Periods of one

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day for any Undivided Interest, (A) the initial Yield Period shall be the day of the related Purchase; (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, be the day next following such immediately preceding Yield Period; and (C) any Yield Period of one day which occurs on a day immediately preceding a day which is not a Business Day shall be extended to the next succeeding Business Day; and (III) in the case of any Yield Period for any Undivided Interest which commences before the Termination Date for such Undivided Interest and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Undivided Interest shall be of such duration as shall be selected by the Administrative Agent. The "related" Yield Period for any Undivided Interest at any time means the Yield Period pursuant to which Earned Discount is then accruing for such Undivided Interest.

     1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of Illinois, and not specifically defined herein, are used herein as defined in such Article 9.

     1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

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